Exhibit (a)(1)(i)
Offer to Purchase
All Outstanding Shares of Common Stock
of

ASPEN TECHNOLOGY, INC.

at
$265.00 Net Per Share in Cash
by

EMERSUB CXV, INC.
a wholly owned subsidiary of

EMERSON ELECTRIC CO.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., EASTERN TIME, ON MARCH 10, 2025,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Emersub CXV, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Aspen Technology, Inc., a Delaware corporation (“AspenTech”), at a price per Share of $265.00, net to the seller in cash, without interest (the “Offer Price”), and subject to any withholding of taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of Emerson Electric Co. (“Parent”), a Missouri corporation. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 26, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among AspenTech, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into AspenTech, without a meeting or vote of the AspenTech stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and AspenTech will be the surviving corporation and a wholly owned subsidiary of Parent (such merger, the “Merger”). At the effective time of the Merger, each Share (other than Shares held by AspenTech, Parent, Purchaser, or any of their respective wholly owned subsidiaries, or by stockholders of AspenTech who have perfected their statutory rights of appraisal under the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, without any interest thereon and subject to any withholding of taxes.
After careful consideration, the AspenTech board of directors, acting on the unanimous recommendation of a special committee comprised solely of independent and disinterested directors, has (i) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Offer and the Merger, are fair to, and in the best interests of, AspenTech and the holders of Shares, other than Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers, (ii) approved the Merger Agreement and the execution, delivery and performance thereof by AspenTech, declared the Merger Agreement advisable and approved the Transactions, including the Offer and the Merger, in accordance with the DGCL, (iii) recommended the acceptance of the Offer by the stockholders of AspenTech and (iv) resolved that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer.
There is no financing condition to the Offer. The Offer is subject to various conditions, including, among others, the non-waivable condition that immediately prior to the expiration of the Offer, there shall have been validly tendered and not validly withdrawn Shares (excluding (1) Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL) and (2) Shares owned by Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers), that represent at least one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (excluding, for the purposes of calculating the total number of Shares outstanding under this condition, Shares owned by Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers). See Section 22—“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
February 10, 2025

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company, LLC (the “Depository”), or tender your Shares by book-entry transfer by following the procedures described in Section 13— “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
If you desire to tender your Shares to us pursuant to the Offer and you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depository prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 13—“Procedures for Tendering Shares” of this Offer to Purchase.
* * *
Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET
Emersub CXV, Inc., a recently formed Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Emerson Electric Co., a Missouri corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Aspen Technology, Inc., a Delaware corporation (“AspenTech”), at a price per Share of $265.00, net to the seller in cash, without interest (the “Offer Price”), and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The following are some questions you, as a stockholder of AspenTech, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
•
Purchaser is offering to buy your securities. Purchaser was formed in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of January 26, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among AspenTech, Parent and Purchaser, and activities in connection with the Offer. See Section 19—“Certain Information Concerning Parent and Purchaser.”

•
Parent is a global technology and software company that provides innovative solutions for customers in a wide range of end markets around the world. Through its leading automation portfolio, Parent helps process, hybrid and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals. See Section 19—“Certain Information Concerning Parent and Purchaser.”

•
Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in the Merger Agreement, accept and pay for Shares validly tendered and not validly withdrawn in the Offer. See Section 20—“Summary of the Merger Agreement.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•	Purchaser is seeking to purchase all of the outstanding Shares of AspenTech. See the Introduction and Section 11—“Terms of the Offer.”
HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
Purchaser is offering to pay $265.00 per Share, net to you in cash, without interest and subject to any withholding of taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See Section 11—“Terms of the Offer.”

•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 13—“Procedures for Tendering Shares.”

WHY IS PURCHASER MAKING THE OFFER?
•
Purchaser is making the Offer because Parent wishes to acquire the entire equity interest in AspenTech. Parent currently owns approximately 57.4% of all outstanding Shares of AspenTech. See Section 3—“Purpose of the Offer and Plans for AspenTech,” Section 11—“Terms of the Offer” and Section 20—“Summary of the Merger Agreement.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•	The Offer is subject to, among others, the following conditions:
•
immediately prior to the expiration of the Offer, there has been validly tendered and not validly withdrawn Shares (excluding (1) Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL) and (2) Shares owned by Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers), that represent at least one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (excluding, for the purposes of calculating the total number of Shares outstanding under this condition, Shares owned by Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers) (the “Unaffiliated Tender Condition”);

•
at all times prior to the expiration of the Offer, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on AspenTech; and

•	the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).
•
Purchaser expressly reserves the right to waive certain conditions to the Offer and to make any change in the terms of or conditions to the Offer in its sole discretion other than the Unaffiliated Tender Condition and the Termination Condition.

•
The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 11—“Terms of the Offer” and Section 22—“Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. AspenTech, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 20—“Summary of the Merger Agreement.”

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?
•
Yes. Parent is a publicly traded company with an equity market capitalization of approximately $70.8 billion (based upon the closing price of the shares of common stock of Parent, $0.50 par value (“Parent Shares”), on the New York Stock Exchange on February 7, 2025) and a long-term debt rating of A by Standard & Poor’s and of A2 by Moody’s Investors Service, and has sufficient funds to purchase the Shares in the Offer. The Offer is not conditioned upon entering into any financing arrangements. See Section 21—“Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
•
No. Parent has sufficient funds and access to funds which will be used to provide Purchaser with the funds necessary to purchase the Shares in the Offer. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s cash on hand and debt financing.

•	Purchaser was organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to Purchaser by Parent and because of the lack of any relevant historical information concerning Purchaser, Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 21—“Source and Amount of Funds.”
HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until March 10, 2025 to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 13—“Procedures for Tendering Shares.” See also Section 11—“Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
•
Unless the Merger Agreement has been terminated, (i) Purchaser is required to extend the Offer once if requested by AspenTech for a maximum of 10 business days if all of the conditions to the Offer other than the Unaffiliated Tender Condition have been satisfied, and may in its sole discretion extend the Offer further to satisfy such conditions, and (ii) Purchaser is required to extend the Offer for the minimum period required by any applicable law or the rules and regulations of the Securities and Exchange Commission (the “SEC”) or the Nasdaq Stock Market LLC or any successor thereto (“Nasdaq”). However, Purchaser will not be required to extend the Offer beyond the earlier of (a) April 26, 2025 (the “End Date”) and (b) the valid termination of the Merger Agreement. No individual extension of the Offer will be for more than 10 business days. See Section 11—“Terms of the Offer” and Section 20—“Summary of the Merger Agreement.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
•
If Purchaser extends the Offer, we will inform Equiniti Trust Company, LLC, the depository for this Offer (the “Depository”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 11—“Terms of the Offer.”

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?
•
No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period. In addition, there will not be a subsequent offering period for the Offer without AspenTech’s consent.

HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can tender your Shares by following the procedures set forth in Section 13—“Procedures for Tendering Shares” not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depository by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depository by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depository must receive the missing items within one trading day after the date of execution of such Notice of Guaranteed Delivery. See Section 13—“Procedures for Tendering Shares.”

•
If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depository of a confirmation of a book-entry transfer of such Shares (as described in Section 13—“Procedures for Tendering Shares”) or a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares.” See also Section 12—“Acceptance for Payment and Payment for Shares. The Letter of Transmittal is enclosed with this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on March 10, 2025, unless Purchaser extends the Offer. In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Shares may be withdrawn at any time after April 10, 2025, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 14—“Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depository while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 14—“Withdrawal Rights.”

WHAT DOES ASPENTECH’S BOARD OF DIRECTORS THINK OF THE OFFER?
•
AspenTech’s board of directors (the “AspenTech Board”) formed a special committee comprised solely of independent and disinterested directors (the “Special Committee”) to develop, assess and negotiate the terms of the Merger Agreement and to make a recommendation to the AspenTech Board as to whether the company should enter into the Merger Agreement. The Special Committee has unanimously recommended that the AspenTech Board approve and authorize the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger.

•	Acting on the unanimous recommendation of the Special Committee, the AspenTech Board has recommended that you accept the Offer and tender your Shares pursuant to the Offer.
•
AspenTech’s full statement on the Offer is set forth in its Schedule 14D-9, which it filed with the SEC substantially concurrently with the filing of our Schedule TO dated February 10, 2025. See also the Introduction, Section 2— “Position of Parent Regarding the Fairness of the Transaction” and Section 9— “Recommendation by the Special Committee and the Board of Directors of AspenTech.”

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept for payment a majority of the Shares not owned by Parent or its subsidiaries, Parent’s or its subsidiaries’ directors or officers, or AspenTech’s directors or officers, outstanding at the time of the expiration of the Offer, and the other conditions to the Offer and Merger are satisfied or waived, we will effect a merger of Purchaser with and into AspenTech (the “Merger”), with AspenTech being the surviving corporation (the “Surviving Corporation”) and without a vote or meeting of the stockholders of AspenTech, pursuant to Section 251(h) of the DGCL.

•
If the Merger occurs, AspenTech will become an indirect wholly owned subsidiary of Parent and each issued and outstanding Share (other than Shares held by AspenTech, Parent, Purchaser, or any of their respective wholly owned subsidiaries, or by stockholders of AspenTech who have perfected their statutory rights of appraisal under the DGCL) immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive $265.00 in cash, without any interest thereon and subject to any withholding of taxes. See the Introduction.

•
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger will be effected as soon as practicable following the consummation of the Offer. See Section 20—“Summary of the Merger Agreement” and Section 24—“Certain Legal Matters; Regulatory Approvals.”

IF THE OFFER IS COMPLETED, WILL ASPENTECH CONTINUE AS A PUBLIC COMPANY?
•	No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be an indirect wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded through Nasdaq or any other securities market, there may not be a public trading market for the Shares, and AspenTech may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC’s rules relating to publicly held companies. See Section 17—“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

•
If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares which have been tendered, you will remain a stockholder of AspenTech, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq or any other securities market, there may not be a public trading market for the Shares, and AspenTech may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 17—“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•
Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 17—“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On November 4, 2024, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on Nasdaq was $237.59. See Section 16—“Price Range of Shares; Dividends.”

•
On February 7, 2025, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on Nasdaq was $274.80. See Section 16—“Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $265.00 in cash, without interest and subject to any withholding of taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer. See Section 11—“Terms of the Offer” and Section 12—“Acceptance for Payment and Payment for Shares.”

IF I AM AN EMPLOYEE OF ASPENTECH, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
The Offer is being made for all outstanding Shares, but not for options to purchase Shares (each, a “Company Stock Option”), restricted stock units with respect to Shares (each, a “Company RSU”) or performance stock units with respect to Shares (each, a “Company PSU” and, together with the Company Stock Options and Company RSUs, the “Company Equity Awards”). If you wish to tender Shares underlying Company Stock Options, you must first exercise your Company Stock Options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

•	Pursuant to the Merger Agreement, at the Effective Time, each Company Equity Award will be treated as follows:
•
Each outstanding and unexercised Company Stock Option, whether vested or unvested, will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the excess (if any) of the Offer Price over the applicable exercise price and (ii) the total number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time. Each Company Stock Option for which the applicable per-share exercise price equals or exceeds the Offer Price will be cancelled as of the Effective Time for no consideration.

•
Each outstanding Company RSU and Company PSU (x) that is vested (and, in the case of a Company PSU, that is earned) at or prior to the Effective Time (in accordance with the terms and conditions thereof as of the date of the Merger Agreement) or (y) that is held by a non-employee director of AspenTech (whether vested or unvested), will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding taxes, equal to the product of (i) the Offer Price and (ii) the total number of Shares subject to such Company RSU or Company PSU as of immediately prior to the Effective Time.

•
Each outstanding Company RSU and Company PSU that is unvested and held by an employee who remains employed by AspenTech following the Effective Time will be assumed by Parent and converted into an award of restricted stock units with respect to Parent Shares (“Parent RSUs”). The number of Parent Shares applicable to each such Parent RSU will be equal to the product of (i) the number of Shares underlying such Company RSU or Company PSU immediately prior to the Effective Time (in the case of Company PSUs, based on target performance) multiplied by (ii) the Equity Award Exchange Ratio (as defined below), rounded down to the nearest whole number of Parent Shares. Each Parent RSU will be subject to the same terms and conditions (including vesting schedule, other than performance-based vesting conditions) as applied to the corresponding Company RSU or Company PSU immediately prior to the Effective Time.

•
The “Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Offer Price by (ii) the average volume weighted average price of Parent Shares for the five consecutive trading day period ending on the last trading day preceding the closing of the Merger (the “Closing”).

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR CASH PURSUANT TO THE MERGER?
•
Generally, the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in Section 15—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”).

•
We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 15—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of AspenTech who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the per Share price to be paid in the Offer or the per Share price to be paid in the Merger. If any stockholder of AspenTech who demands appraisal under Section 262 of the DGCL fails to properly demand or perfect such rights, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.
•
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by AspenTech’s stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL. See Section 24—“Certain Legal Matters; Regulatory Approvals.”

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•
You can call Innisfree M&A Incorporated, the Information Agent, at +1 (877) 456-3524 (from the U.S. and Canada) or +1 (412) 232-3651 (from other locations). See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Common Stock of Aspen Technology, Inc.:
INTRODUCTION
Emersub CXV, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Aspen Technology, Inc., a Delaware corporation (“AspenTech”), at a price per Share of $265.00, net to the seller in cash, without interest (the “Offer Price”), and subject to any withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of Emerson Electric Co., a Missouri corporation (“Parent”).
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 26, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among AspenTech, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into AspenTech, and AspenTech will be the surviving corporation and a wholly owned subsidiary of Parent (such surviving corporation, the “Surviving Corporation” and such merger, the “Merger”).
If your Shares are registered in your name and you tender directly to Equiniti Trust Company, LLC, the depository for the Offer (the “Depository”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
In addition, if you do not complete and sign the U.S. Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 13—“Procedures for Tendering Shares” and Section 15—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.”
Parent will pay all charges and expenses of the Depository and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”).
The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:
•
immediately prior to the expiration of the Offer, there has been validly tendered and not validly withdrawn Shares (excluding (1) Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL) and (2) Shares owned by Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers), that represent at least one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (excluding, for the purposes of calculating the total number of Shares outstanding under this condition, Shares owned by Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers) (the “Unaffiliated Tender Condition”);

•
at all times prior to the expiration of the Offer, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on AspenTech; and

•	the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

Purchaser expressly reserves the right to waive certain conditions to the Offer and to make any change in the terms of or conditions to the Offer in its sole discretion other than the Unaffiliated Tender Condition and the Termination Condition.
The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 11—“Terms of the Offer” and Section 22—“Conditions of the Offer.”
The Offer will expire at one minute after 11:59 p.m., Eastern Time, on March 10, 2025, unless the Offer is extended. See Section 11—“Terms of the Offer,” Section 22—“Conditions of the Offer” and Section 24—“Certain Legal Matters; Regulatory Approvals.”
After careful consideration, the AspenTech board of directors (the “AspenTech Board”), acting on the unanimous recommendation of a special committee, comprised solely of independent and disinterested directors of the AspenTech Board (the “Special Committee”), has (i) determined that it is in the best interests of AspenTech and the holders of the Shares, other than Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers and AspenTech’s directors and officers (the “Unaffiliated Stockholders”) to enter into the Merger Agreement and consummate the transactions contemplated thereby (the “Transactions”), including the Offer and the Merger, (ii) approved the Merger Agreement and the execution, delivery and performance thereof by AspenTech, declared the Merger Agreement advisable and approved the Transactions contemplated thereby, including the Offer and Merger, in accordance with the requirements of the DGCL, (iii) recommended the acceptance of the Offer by the stockholders of AspenTech and (iv) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer.
For factors considered by the AspenTech Board and the Special Committee, see AspenTech’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by AspenTech and Parent and specified in the certificate of merger) (the “Effective Time”).
At the Effective Time, each Share (other than Shares held by AspenTech, Parent, Purchaser or any of their respective wholly owned subsidiaries, or by stockholders of AspenTech who have perfected their statutory rights of appraisal under the DGCL) will be converted into the right to receive $265.00 in cash, without any interest thereon and subject to any withholding of taxes.
The Merger Agreement is more fully described in Section 20—“Summary of the Merger Agreement,” which also contains a discussion of the treatment of AspenTech stock options, restricted stock units, and performance stock units in the Merger. Section 15—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to AspenTech stockholders whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of AspenTech’s stockholders. Section 251(h) of the DGCL provides that if following consummation of a tender offer for any and all shares of a Delaware corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such corporation, the acquiring entity holds (together with any stock owned by any entity that (i) owns, directly or indirectly, all of the outstanding stock of such acquiring entity or (ii) is a direct or indirect wholly owned subsidiary of such acquiring entity or of any person referred to in the preceding clause (i)) at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Immediately prior to the Offer, Parent owned approximately 57.4% of all outstanding Shares of AspenTech. Therefore, the parties have agreed, and the Merger Agreement requires, that subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of AspenTech’s stockholders and in accordance with Section 251(h) of the DGCL. As a result of the Merger, AspenTech will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 20—“Summary of the Merger Agreement.”
This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

SPECIAL FACTORS
1.	Background of the Offer; Contacts with AspenTech
The following contains a description of material contacts between representatives of Parent or Purchaser and representatives of AspenTech that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of AspenTech’s activities relating to these contacts, please refer to the Schedule 14D-9 that will be filed with the SEC and mailed to all AspenTech stockholders with this Offer to Purchase.
On October 8, 2021, Parent formed AspenTech (which was then named Emersub CX, Inc.) for the purpose of entering into a transaction with AspenTech Corporation (which was then named Aspen Technology, Inc.).
On October 10, 2021, Parent entered into a Transaction Agreement and Plan of Merger (the “2021 Transaction Agreement”) with AspenTech Corporation (which was then named Aspen Technology, Inc.), EMR Worldwide Inc. (“Emerson Sub”), AspenTech (which was then named Emersub CX, Inc.) and Emersub CXI, Inc. (“Merger Sub”). The 2021 Transaction Agreement was subsequently amended by Amendment No. 1 to the Transaction Agreement and Plan of Merger, dated as of March 23, 2022 and Amendment No. 2 to the Transaction Agreement and Plan of Merger, dated as of May 3, 2022.
On May 16, 2022, the transactions (the “Prior Transaction”) contemplated by the 2021 Transaction Agreement were completed and, among other things, Parent contributed to AspenTech its industrial software businesses and $6,014,000,000 in cash and Merger Sub merged with and into AspenTech Corporation, with AspenTech Corporation surviving the merger as a direct, wholly owned subsidiary of AspenTech. The holders of AspenTech Corporation common stock received their pro rata share of the $6,014,000,000 as well as 0.42 Shares for each share of AspenTech Corporation common stock. Following the closing of such transactions, Parent and its affiliates owned 55% of the outstanding Shares on a fully diluted basis as of immediately following such closing.
On the same day and in connection with the closing of the Prior Transaction (the “Prior Transaction Closing”), Parent and AspenTech entered into a stockholders agreement (the “Stockholders Agreement”) which, among other things, provided that Parent and its subsidiaries could not acquire Shares (subject to certain exceptions) until May 16, 2024 (the “Standstill”). At the Prior Transaction Closing, Parent and AspenTech also entered into the Commercial Agreement, the Registration Rights Agreement, the Tax Matters Agreement and the Transition Services Agreement. For more information on these agreements, see Section 6—“Related Party Transactions.” Since the completion of the foregoing transactions, Parent has retained a majority ownership position in AspenTech and AspenTech has engaged in various transactions with Parent, including the entry into and subsequent termination of the Credit Agreement for AspenTech’s planned acquisition of Micromine, the sale of Parent’s interests in Inmation to AspenTech as part of AspenTech’s acquisition of Inmation, the sale of Parent’s Plantweb Optics Analytics software to AspenTech and other transactions listed in Section 6—“Related Party Transactions.” For additional information on such transactions, please see Section 6—“Related Party Transactions.” In addition, Ram R. Krishnan, the Executive Vice President and Chief Operating Officer of Parent, has served as a member of the AspenTech Board (including as a member of the Human Capital Committee and Nominating and Corporate Governance Committee and the chair of the M&A Committee) since the Prior Transaction Closing. Vincent M. Servello, Vice President, Strategy and Corporate Development of Parent, has served as an observer on the M&A Committee of the AspenTech Board since the Prior Transaction Closing. Lisa A. Flavin, Senior Vice President, Chief Transformation and Compliance Officer of Parent, has served as an observer on the Audit Committee of the AspenTech Board since the Prior Transaction Closing. John A. Sperino, Vice President, Governance & Securities and Assistant Secretary of Parent, has served as an observer on AspenTech’s Disclosure Committee since the Prior Transaction Closing.
In August 2022, AspenTech appointed Stuart Harris, a former Parent employee, as Senior Vice President, Strategy.
During the summer of 2023, members of Parent management discussed with Davis Polk & Wardwell LLP (“Davis Polk”), Parent’s legal advisor, and Goldman Sachs & Co. LLC (“Goldman Sachs”) and Centerview Partners LLC (“Centerview”), financial advisors that Parent consulted from time to time, the potential acquisition of the Shares not held by Parent, including whether such potential transaction would be subject to the approval of a majority of the minority shareholders of AspenTech and a fully empowered special committee comprising solely of independent and disinterested directors of AspenTech, and whether to initiate the consideration of such potential transaction by the board of directors of Parent (the “Parent Board”) as one of several potential strategic initiatives of Parent. Mr. Krishnan did not participate in these discussions with respect to AspenTech given his status as a director of AspenTech.
On October 2, 2023, the Parent Board held a meeting, which included certain members of Parent management and representatives of Davis Polk, Goldman Sachs and Centerview. Members of Parent management discussed with the Parent Board considerations for a potential acquisition of the Shares not held by Parent in the context of Parent’s portfolio and financial development. The Parent Board reviewed preliminary financial analyses from Goldman Sachs and Centerview. The Parent Board was not asked to consider and made no determination as to whether a potential transaction was desirable or whether any proposal to acquire the Shares not held by Parent would in fact be submitted to AspenTech. Mr. Krishnan did not attend or participate in such discussions with respect to AspenTech given his status as a director of AspenTech.
On February 20, 2024, Lal Karsanbhai, Chief Executive Officer of Parent, stated at the Citi Global Industrial Tech and Mobility Conference that Parent would not undergo any kind of change on a macro or large scale, such as a transaction with respect to AspenTech, in Parent’s fiscal year 2024 (i.e., the fiscal year ending September 30, 2024).
On May 7, 2024, AspenTech announced that it had appointed David Baker, a former Parent employee, as Senior Vice President and Chief Financial Officer, effective June 3, 2024. Mr. Baker was a long-time employee of Parent and had most recently served as Vice President, Financial Planning, at Parent, since March 2023. On June 12, 2024, the Human Capital Committee of the AspenTech Board approved a cancellation of all of Mr. Baker’s then-outstanding equity awards under Parent’s 2015 Incentive Shares Plan in exchange for AspenTech equity awards of restricted stock units and performance-based stock units.
Also on May 7, 2024, AspenTech reported its third fiscal quarter 2024 results, missing annual contract value consensus estimates by 1% and free cash flow consensus estimates by 10%. The quarter represented the sixth consecutive quarter in which AspenTech had missed annual contract value and free cash flow consensus estimates, key metrics for software companies. In the period from January 25, 2023 (the last trading day before AspenTech reported its second fiscal quarter 2023 results) to May 8, 2024 (the first trading day after AspenTech reported its third fiscal quarter 2024 results), AspenTech’s share price increased 2% while the S&P 500 increased 29% and the median of industrial software peers (including Autodesk, Bentley Systems, Dassault Systèmes and PTC) increased 22%, and AspenTech’s financial performance remained below the long-range plan adopted at the time of the Prior Transaction.
On May 9, 2024, in a call between Mr. Karsanbhai and the Chair of the AspenTech Board at that time (the “Chair”), Mr. Karsanbhai asked the Chair to resign from the AspenTech Board citing various differences of opinion with respect to the Chair’s leadership of the AspenTech Board and Mr. Karsanbhai’s belief that the Chair’s working relationship with Mr. Pietri was not adequately supporting management in achieving AspenTech’s performance targets under its long-range plan. Concerns Mr. Karsanbhai raised with the Chair’s leadership were (i) undertaking a CEO search process and proposing a new CEO for AspenTech despite Parent having communicated its commitment to Mr. Pietri continuing as CEO; (ii) proposing an alternative candidate for Chief Financial Officer of AspenTech despite Parent having communicated its preference for Mr. Baker to assume that role given his extensive track record with consistent operational execution as part of the Parent management system; and (iii) the decision to initiate evaluating AspenTech’s strategic alternatives, including engaging an external advisor at that time to advise the independent directors of AspenTech on such alternatives, and continuing such work after Mr. Karsanbhai had made clear that Parent had no intention of entertaining an acquisition of the remaining Shares by Parent in the current fiscal year, all of which Mr. Karsanbhai believed was disrupting the AspenTech Board from focusing on the primary imperative of getting AspenTech to meet its targets under the long-range plan put in place in connection with the Prior Transaction. Parent was informed that AspenTech subsequently received notification from the Chair of her resignation as a member of the AspenTech Board and her position on all committees of the AspenTech Board. AspenTech issued a press release on May 14, 2024 announcing that Robert J. Whelan, Jr., a member of the board of directors of AspenTech (and its predecessor company) since 2011 and a former chair of that board from 2013 to 2021, had been appointed Chair of the AspenTech Board.
Separately on May 7, 2024, the Parent Board held a meeting, which also included members of Parent management. During the meeting, the Parent Board discussed the timeline for assessing a potential acquisition of the Shares not held by Parent as part of several potential strategic initiatives of Parent being evaluated. The

Parent Board made no determination as to whether a potential transaction was desirable or whether any proposal to acquire the Shares not held by Parent would in fact be submitted to AspenTech. Mr. Krishnan did not attend or participate in such discussions with respect to AspenTech given his status as a director of AspenTech.
On May 8, 2024, Parent held its second fiscal quarter 2024 earnings conference call. In response to a question about Parent’s plans for AspenTech, Mr. Karsanbhai stated that there was no change for now and that he had no comment on any go-forward structure.
On May 16, 2024, the Standstill expired.
After the close of market on August 6, 2024, AspenTech announced its financial results for the fourth quarter and fiscal year ended June 30, 2024. The closing price of the Shares on August 6, 2024 was $177.84 per Share.
Also on August 6, 2024, the Parent Board held a meeting, which also included members of Parent management and representatives of Davis Polk, Goldman Sachs and Centerview. Members of Parent management discussed with the Parent Board the considerations for making a proposal to acquire the Shares not held by Parent subject to the approval of a majority of the minority shareholders of AspenTech and a fully empowered special committee comprising solely of independent and disinterested directors of AspenTech. The Parent Board reviewed preliminary financial analyses from Goldman Sachs and Centerview. The Parent Board made no determination as to whether a potential transaction was desirable or whether any proposal to acquire the Shares not held by Parent would in fact be submitted to AspenTech. Mr. Krishnan did not attend or participate in such discussions with respect to AspenTech given his status as a director of AspenTech.
On August 7, 2024, Parent held its third fiscal quarter 2024 earnings conference call. During this call, an analyst asked Parent about its balance sheet and intention to do M&A. Mr. Karsanbhai responded that Parent’s balance sheet had capacity, if Parent wished to pursue opportunities, and stated that Parent would “continue to evaluate the time and what the right move would be in terms of the majority position that [Parent] owns in AspenTech.” In a separate question, an analyst further probed if Parent intended to submit a proposal to acquire the Shares not held by Parent “this year”. Mr. Karsanbhai responded “Not in this fiscal, as I’ve said. We’ll continue to evaluate, as we go through time here.” When the analyst further clarified that he was actually asking about fiscal 2025 (i.e., the fiscal year beginning October 1, 2024), not the current fiscal year, Mr. Karsanbhai responded, “No comment there.”
On August 12, 2024, Mr. Karsanbhai and Mr. Whelan had a meeting, which Mr. Whelan had scheduled with Mr. Karsanbhai to provide an update regarding AspenTech’s financial results for the fourth quarter and fiscal year ended June 30, 2024 and recent Board discussions related to go-forward strategy and execution. Given the performance challenges and need for a focus on core business execution, Mr. Karsanbhai also explained that until such time as AspenTech was meeting its performance objectives under such long-range plan, Parent questioned whether AspenTech should engage in large mergers and acquisitions as a method of growing the business. Mr. Karsanbhai indicated to Mr. Whelan that Parent remained committed to the strategic value of its investment in AspenTech and had no intention to sell its ownership in AspenTech. Mr. Karsanbhai further stated that Parent remained convinced of the strategic merits of a full integration of AspenTech at the appropriate time, and that he had planned to discuss a potential acquisition of the remaining Shares at upcoming Parent Board meetings.
On September 30, 2024, the Parent Board held a meeting, which also included members of Parent management and a representative of Goldman Sachs and Centerview. Members of Parent management discussed again with the Parent Board the considerations for making a proposal to acquire the Shares not held by Parent subject to the approval of a majority of the minority shareholders of AspenTech and a fully empowered special committee comprising solely of independent and disinterested directors of AspenTech. The Parent Board reviewed preliminary financial analyses from Goldman Sachs and Centerview. The Parent Board made no determination as to whether a potential transaction was desirable or whether any proposal to acquire the Shares not held by Parent would in fact be submitted to AspenTech. Mr. Krishnan did not attend or participate in such discussions with respect to AspenTech given his status as a director of AspenTech.
On October 31, 2024, Parent entered into an engagement letter with Centerview for the potential transaction.
On November 1, 2024, Parent entered into an engagement letter with Goldman Sachs for the potential transaction.

On November 4, 2024, the Parent Board held a meeting, which included certain members of Parent management and representatives of Davis Polk, Goldman Sachs and Centerview. At the meeting, the Parent Board discussed whether a potential acquisition of all Shares of AspenTech not held by Parent would be desirable or available to Parent on desirable terms and reviewed preliminary financial analyses from Goldman Sachs and Centerview. The Parent Board approved Parent making an offer to AspenTech to acquire the Shares not held by Parent at a purchase price of up to $255 per Share. Mr. Krishnan did not attend or participate in such discussions with respect to AspenTech given his status as a director of AspenTech.
After the close of market on November 4, 2024, AspenTech issued a press release announcing financial results for Q1 Fiscal 2025, ended September 30, 2024. Later that day, AspenTech held its Q1 Fiscal 2025 earnings conference call.
On the evening of November 4, 2024, Mr. Karsanbhai called Mr. Whelan, to indicate that, the following morning, Parent intended to submit an offer to acquire the Shares not held by Parent subject to the MFW Requirements (as defined below) to be set forth in a letter to the AspenTech Board and that Mr. Karsanbhai intended to publicly announce the same on its earnings call.
On the morning of November 5, 2024, Parent sent a letter to the AspenTech Board (the “Initial Letter”) offering to acquire all of the Shares that Parent did not already own (excluding outstanding employee equity awards which would be rolled over into equivalent Parent equity awards) for a purchase price of $240 per Share in cash, representing a 35% premium to AspenTech’s undisturbed share price on August 6, 2024, which was just prior to when transaction speculation increased significantly following Parent’s August 7, 2024 earnings call. The Initial Letter stated that Parent would not proceed with such a transaction unless (i) a fully empowered special committee comprising solely of independent and disinterested directors, appointed by the AspenTech Board and advised by independent legal and financial advisors, recommended approval of such transaction to the AspenTech Board and (ii) the transaction was effected by a tender offer that would be subject to a non-waivable condition that at least a majority of the Shares held by minority stockholders be tendered and not withdrawn in accordance with the framework established under Kahn v. M&F Worldwide Corp., 88 A.3d 635 (Del. 2014) and its progeny ((i) and (ii) collectively, the “MFW Requirements”), followed by a merger consummated at the same price without further stockholder action. The Initial Letter also stated that, in its capacity as a stockholder of AspenTech, Parent was only interested in acquiring Shares that it did not currently own and that Parent had no interest in a disposition or sale of its holdings in AspenTech. In addition, the Initial Letter indicated that the proposal was not subject to any financing condition and would be financed from cash on hand, committed lines of credit and/or other available sources of financing. The Initial Letter also stated that Parent did not need to complete additional diligence prior to signing a definitive agreement and that its legal counsel could share a draft of a merger agreement in parallel with discussions on Parent’s proposal.
Also on November 5, 2024, Parent filed an amendment to its Schedule 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to its ownership of Shares to disclose that the Initial Letter had been submitted to AspenTech.
On November 6, 2024, in connection with the possible engagement of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) by the Special Committee (as defined below), representatives of Skadden reached out to representatives of Davis Polk to inform them that Skadden would provide the Special Committee with information regarding Skadden’s prior relationships with AspenTech and Parent.
On November 8, 2024, in connection with the proposed engagement of Qatalyst Partners LP (“Qatalyst Partners”) and Citibank, N.A. (“Citibank”) by the Special Committee, at Skadden’s request, representatives of Davis Polk provided representatives of Skadden information regarding Parent’s prior relationships with Qatalyst Partners and Citibank.
On November 20, 2024, AspenTech issued a press release stating that the AspenTech Board had formed a special committee composed of three independent directors (the “Special Committee”) to consider the Initial Letter. The press release also stated that Qatalyst Partners and Citibank would be serving as independent financial advisors to the Special Committee and that Skadden would be serving as its legal counsel in connection with the review and evaluation of the Initial Letter.
Also on November 20, 2024, representatives of Skadden contacted representatives of Davis Polk to inform them that in connection with any transaction for the acquisition of Shares, Qatalyst Partners would be paid a fee equal to 0.77% of the transaction value and Citibank would be paid a fee equal to 0.63% of the transaction value. Representatives of Skadden also informed representatives of Davis Polk that AspenTech (not the Special Committee) had an existing engagement with another independent financial advisor (“Financial Advisor A”), but that the Special Committee was not engaging Financial Advisor A for the potential transaction.
On November 25, 2024, representatives of Davis Polk shared an initial draft of the Merger Agreement with representatives of Skadden.
On December 11, 2024, representatives of Goldman Sachs and Centerview had a call with representatives of Qatalyst Partners and Citibank to discuss Parent’s proposal in the Initial Letter. During the call, representatives of Qatalyst Partners and Citibank communicated that the Special Committee had determined not to accept the proposal in the Initial Letter and that the proposed offer price would need to “start with a 3.”
On December 17, 2024, Mr. Karsanbhai spoke with Mr. Whelan, who had been appointed as Chair of the Special Committee. Mr. Karsanbhai indicated that he was surprised by the price expectations communicated by Qatalyst Partners and Citibank and emphasized features of AspenTech’s recent trading patterns that Parent viewed as supportive of the proposal in the Initial Letter. Mr. Karsanbhai told Mr. Whelan that he knew that Parent would have to offer a higher price per Share than the initial offer, but that Mr. Karsanbhai would not commit to a number because he did not want Parent to have to bid against itself. Mr. Karsanbhai told Mr. Whelan that he had observed that 60-65% of the Shares had changed hands since the public announcement of the Initial Letter and that trading in the stock seemed to be settling at the $245-$250 range. Mr. Karsanbhai stated that Parent would not transact at or anywhere near a price of $300 per Share. Mr. Karsanbhai noted that given the current status of discussions there was no reason to speak again soon. Mr. Karsanbhai and Mr. Whelan agreed to speak again on January 6, 2025.
On December 23, 2024, Mr. Whelan Called Mr. Karsanbhai to inform him of feedback received from a minority shareholder of AspenTech.
On January 6, 2025, Mr. Karsanbhai spoke with Mr. Whelan. Mr. Whelan indicated to Mr. Karsanbhai that AspenTech’s growth was light in the second quarter of AspenTech’s 2025 fiscal year that ended on December 31, 2024, citing an expected 2.3% increase in annual contract value compared to the planned 2.8% (and an expected 3.2% increase in annual contract value for the first half of AspenTech’s 2025 fiscal year compared to the planned 4.0%). Mr. Whelan said that Mr. Pietri had attributed this to the uncertainty with respect to the potential transaction. Mr. Whelan advised Mr. Karsanbhai that a revised offer price between $245 and $250 per Share would not be accepted by the Special Committee. After discussion, Mr. Karsanbhai responded by conveying an oral revised non-binding proposal of $251 per Share in cash, noting risks in AspenTech’s future plans and the AspenTech transaction fees that Parent would have to absorb in connection with the potential transaction. Mr. Karsanbhai and Mr. Whelan also discussed their mutual desire to reach a resolution on price quickly. Mr. Karsanbhai expressed his desire that Parent and the Special Committee attempt to reach a resolution prior to Parent’s and AspenTech’s respective forthcoming earnings announcements in early February. Mr. Whelan agreed with this timing goal. Mr. Whelan confirmed that he would take the $251 per Share price to the Special Committee for feedback.
On January 10, 2025, Mr. Whelan and Mr. Karsanbhai had another call, during which Mr. Whelan relayed to Mr. Karsanbhai that the Special Committee would not support the potential transaction at $251 per Share, but that it would be willing to support the potential transaction at $286 per Share in cash (the “January 10 Counterproposal”). Mr. Whelan relayed that the January 10 Counterproposal represented a 20% premium to the closing price of Shares of $238 per Share on November 4, 2024. Mr. Whelan told Mr. Karsanbhai that he would be sending Mr. Karsanbhai reference materials supporting the January 10 Counterproposal in the following three areas: (1) AspenTech’s view of the unaffected price; (2) the composition of shareholdings and whether the Shares not held by Parent were held primarily by hedge funds and merger arbitrage funds or fundamental investors; and (3) certain precedent transactions. Mr. Karsanbhai responded that Mr. Whelan was welcome to send the reference materials, but Parent and its advisors had completed their own analysis and the reference materials would not influence the price that Parent was prepared to pay. Mr. Karsanbhai said he would take the January 10 Counterproposal back to discuss with his advisors and the chair of the Parent Board and that he would come back to the Special Committee early the following week. Mr. Whelan sent the reference materials immediately after the meeting concluded.

Also on January 10, 2025, representatives of Skadden shared with representatives of Davis Polk a revised draft of the Merger Agreement. The key changes made by Skadden included requiring Purchaser to make four extensions to the Offer in order to satisfy the Unaffiliated Tender Condition, requiring Parent to maintain all of its Shares beneficially owned as of the date of the Merger Agreement, and the amount of the termination fee payable by AspenTech under certain conditions.
On January 13, 2025, Mr. Karsanbhai spoke with Mr. Whelan. Mr. Karsanbhai conveyed that Parent could not accept the January 10 Counterproposal, and offered a further increased purchase price of $255 per Share. Mr. Whelan responded that he viewed the proposal as very underwhelming and that he personally could not support it, but that he would take it back to the Special Committee for a response.
Also on January 13, 2025, the Parent Board held a meeting, which included certain members of Parent management and representatives of Davis Polk, Goldman Sachs and Centerview. The Parent Board reviewed financial analyses from Goldman Sachs and Centerview. At the meeting, the Parent Board authorized management to deliver to AspenTech proposals of up to $265 per Share. Mr. Krishnan did not attend or participate in this meeting given his status as a director of AspenTech.
On January 14, 2025, Mr. Karsanbhai spoke with Mr. Whelan. During the call, Mr. Whelan relayed to Mr. Karsanbhai that the Special Committee would not support the potential transaction at $255 per Share and reiterated that in order for the Special Committee to support a Potential Transaction, Parent would need to significantly improve its offer price in accordance with the price guidance and corresponding reference materials previously provided by the Special Committee. In response, Mr. Karsanbhai stated that Parent would not offer a price in the $280s per Share. Mr. Karsanbhai also explained that Parent had paid a significant control premium in the Prior Transaction and was not willing to pay such a premium in the potential transaction. Mr. Whelan then explained to Mr. Karsanbhai that the Special Committee was comfortable recommending that AspenTech continue as a standalone company if Parent was not able to increase its offer price. In response, Mr. Karsanbhai provided an oral revised non-binding proposal consisting of increased consideration of $260 per Share in cash (the “January 14 Proposal”). Mr. Whelan confirmed that he would take the January 14 Proposal back to the Special Committee that evening for a response.
On January 15, 2025, Mr. Karsanbhai spoke with Mr. Whelan. During the call, Mr. Whelan relayed that the Special Committee would not support the potential transaction at $260 per Share, but that it would be willing to support the potential transaction at $276.50 per Share in cash (the “January 15 Counterproposal”). Mr. Karsanbhai responded that he would take the January 15 Counterproposal back but that Parent was not willing to transact at that price.
Later that day on January 15, 2025, Mr. Karsanbhai requested a meeting with Mr. Whelan the following evening to discuss the January 15 Counterproposal.
Also on January 15, 2025, representatives of Davis Polk shared with representatives of Skadden a revised draft of the Merger Agreement. The key changes made by Davis Polk were to remove the requirement for Purchaser to extend the Offer in order to satisfy the Unaffiliated Tender Condition and the amount of the termination fee payable by AspenTech under certain conditions.
On January 16, 2025, Mr. Karsanbhai spoke with Mr. Whelan. During the call, Mr. Karsanbhai relayed that Parent would not be able to increase its offer price anywhere near $270 per Share and that he would not take the January 15 Counterproposal to the Parent Board to review such a price. Mr. Karsanbhai then provided an oral revised non-binding proposal consisting of increased consideration of $263 per Share in cash (the “January 16 Proposal”). Mr. Whelan responded that, while he would take the January 16 Proposal back to the Special Committee, he was not sure if the Special Committee would support a price of $263 per Share.
On January 17, 2025, Mr. Karsanbhai spoke with Mr. Whelan, during which Mr. Whelan reported that he had a mandate from the Special Committee to execute a deal at $270 per Share or higher. Mr. Karsanbhai responded that he would not transact at or near that price. Mr. Whelan indicated he would schedule another call with Mr. Karsanbhai after he met with the Special Committee. Nothing further was discussed.
On January 22, 2025, Mr. Karsanbhai spoke with Mr. Whelan. Mr. Whelan reported that the Special Committee would be willing to support the potential transaction at $266.50 per Share in cash, as a mid-point between the proposals of $263 and $270 per Share. In response, Mr. Karsanbhai indicated that the highest price he could offer was $265 per Share (the “January 22 Proposal”). Mr. Whelan responded that he believed the

Special Committee would support the January 22 Proposal and that he would confirm such support with the members of the Special Committee. Later that day on January 22, 2025, Mr. Whelan confirmed to Mr. Karsanbhai that the Special Committee had agreed to the revised offer of $265 per Share.
Also on January 22, 2025, a representative of Skadden spoke with a representative of Davis Polk about the remaining open points in the Merger Agreement. The representative of Davis Polk explained that Parent would not agree to provide AspenTech the right to force Parent to extend the Offer period in a circumstance in which all conditions to the Offer are satisfied except for the Unaffiliated Tender Condition, citing its belief that not providing AspenTech with extension rights was critical to encouraging minority investors to tender their Shares in the initial Offer period. In response, the representative of Skadden explained that the Special Committee would like AspenTech to have the right to require four ten-business-day extensions, and that they were unlikely to be comfortable with less than two ten-business-day extensions. The representative of Davis Polk expressed that he did not believe Parent would agree to provide AspenTech any extension rights, but that he would speak with Parent. The representative of Davis Polk also expressed Parent’s desire to announce the potential transaction on the morning of Friday, January 24, 2025 or Monday, January 27, 2025 at the latest.
Also on January 22, 2025, representatives of Skadden shared with representatives of Davis Polk a revised draft of the Merger Agreement. The key change made by Skadden was to require Purchaser to make four extensions to the Offer in order to satisfy the Unaffiliated Tender Condition.
Later on January 22, 2025, a representative of Davis Polk spoke with a representative of Skadden and relayed that Parent was not supportive of the proposal to provide AspenTech with extension rights to the Offer period in a circumstance in which all conditions to the Offer are satisfied except for the Unaffiliated Tender Condition. The representative of Davis Polk proposed that, in a circumstance in which all conditions to the Offer are satisfied except for the Unaffiliated Tender Condition, if Parent announces more than ten business days before any expiration of the Offer that it will not extend the Offer, then AspenTech could not force an extension. In response, the representative of Skadden relayed that the Special Committee would allow January 27, 2025, the latest date Parent wanted to announce the Potential Transaction, to pass without signing the Merger Agreement if Parent would not agree to provide AspenTech with any rights to force Parent to extend the Offer. The representative of Davis Polk then confirmed he would speak with Parent and come back to the representative of Skadden.
On January 23, 2025, a representative of Davis Polk spoke with a representative of Skadden and relayed that Parent would not agree to provide AspenTech with the right to require Parent to extend the Offer period multiple times in a circumstance in which all conditions to the Offer are satisfied except for the Unaffiliated Tender Condition. The representative of Skadden responded that the Special Committee feels strongly about AspenTech having rights to extend the Offer period, and that he suspected that the Special Committee would not authorize the potential transaction by January 27, 2025 if Parent would not agree to any extension rights. The representative of Davis Polk responded that he would speak with Parent, but that he thought they may agree to a single, ten-business-day extension right.
Later on January 23, 2025, representatives of Davis Polk shared with representatives of Skadden a revised draft of the Merger Agreement. The key change made by Davis Polk was to remove the requirement for Purchaser to extend the Offer in order to satisfy the Unaffiliated Tender Condition.
On January 24, 2025, representatives of Skadden shared with representatives of Davis Polk a revised draft of the Merger Agreement. The key change made by Skadden was to require Purchaser to make one extension to the Offer in order to satisfy the Unaffiliated Tender Condition (the “Single Extension Right”). A representative of Davis Polk called Skadden and agreed to the Single Extension Right. Later on January 24, 2025, representatives of Davis Polk sent a revised draft Merger Agreement to representatives Skadden, reflecting the same.
On January 26, 2025, the Special Committee held a meeting, during which its members unanimously recommended that the AspenTech Board approve the Merger Agreement and the Transactions. Following the Special Committee’s meeting, the AspenTech Board held a meeting, during which it approved the Merger Agreement and the Transactions. Mr. Krishnan did not attend or participate in this meeting. Also on January 26, 2025, the Parent Board held a meeting, which also included members of Parent management and representatives of Davis Polk, Goldman Sachs and Centerview. Mr. Krishnan did not attend or participate in such discussions with respect to AspenTech given his status as a director of AspenTech. The Parent Board reviewed the material terms of the Merger Agreement. During the meeting, the Parent Board approved the Merger Agreement and the Transactions. Later on January 26, 2025, Parent and AspenTech executed the Merger Agreement.

On January 27, 2025, Parent and AspenTech issued a joint press release announcing the execution of the Merger Agreement. Also on January 27, 2025, Parent filed an amendment to its Schedule 13D under the Exchange Act with respect to its ownership of Shares to disclose that it had entered into the Merger Agreement.
On February 10, 2025, Purchaser commenced the Offer and filed the Schedule TO.
2.	Position of Parent Regarding the Fairness of the Transaction
The rules of the SEC require Parent to express its belief to security holders of AspenTech who are unaffiliated with AspenTech as to the fairness of the Transaction. We believe that the Transactions, including the Offer and the Merger, and the Offer Price to be received by security holders of AspenTech who are unaffiliated with AspenTech pursuant to the Offer and the Merger, are fair to such security holders.
Parent believes that the price to be paid in the Offer is fair to security holders of AspenTech who are unaffiliated with AspenTech. Parent bases its belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the Transactions:
•
The Special Committee unanimously determined (i) the terms of the Merger Agreement and the Transactions, including the Offer and the Merger, to be fair to, and in the best interests of, AspenTech and the Unaffiliated Stockholders and (ii) the Merger Agreement to be advisable and in the best interests of AspenTech and the Unaffiliated Stockholders.

•
In connection with taking the foregoing actions, the Special Committee was advised by its own advisors, including Skadden, its independent legal counsel, and Qatalyst Partners LP and Citigroup Global Markets Inc., its independent financial advisors. Copies of the fairness opinions of Qatalyst Partners LP and Citigroup Global Markets Inc., dated January 26, 2025, which were rendered to the Special Committee, are attached as Annex B and Annex C, respectively, to the Schedule 14D-9.

•	The Offer Price represents:
•
a 49% premium to the closing price of the Shares on August 6, 2024, the date immediately prior to Parent’s August 7, 2024 earnings call, when active transaction speculation began in the market, including in multiple published analyst reports;

•
a 19% premium to the 52-week high price of the Shares as of August 6, 2024, the date immediately prior to Parent’s August 7, 2024 earnings call, when active transaction speculation began in the market, including in multiple published analyst reports;

•	a 12% premium to the closing price of the Shares on November 4, 2024, the date immediately prior to the announcement of Parent’s initial offer letter to AspenTech; and
•	a 10% premium to the 52-week high price of the Shares as of November 4, 2024, the date immediately prior to the announcement of Parent’s initial offer letter to AspenTech.
•	Neither the Offer nor the Merger is subject to any financing condition.
•	The Offer provides AspenTech’s security holders with the certainty of receiving cash for their Shares and removes the risk of any decrease in the value of AspenTech.
In addition, Parent believes that the Offer is procedurally fair to security holders of AspenTech who are unaffiliated with AspenTech, based on the following factors:
•	Each of such security holders will be able to decide voluntarily whether or not to tender Shares in the Offer.
•	The Offer cannot be consummated unless the Unaffiliated Tender Condition is satisfied.
•	Such security holders will have sufficient time to make a decision whether or not to tender since the Offer will remain open for a minimum of 20 business days.
•
If the Merger is completed, security holders at that time who perfected their statutory rights of appraisal will be entitled to receive the “fair value” of their Shares, as determined by a court, by following the appraisal procedures under the DGCL.

Parent also considered the following factors, each of which Parent considered negative in its considerations concerning the fairness of the terms of the Transactions:
•
Any security holder that tenders all its Shares in the Offer or has its Shares converted into cash in a subsequent Merger would cease to participate in the future earnings or growth, if any, of AspenTech or benefit from increases, if any, in the value of AspenTech.

•	The sale of Shares in the Offer is generally taxable to the selling security holders.
•	Parent’s current ownership of approximately 57.4% in AspenTech may preclude competing offers from third parties.
•
Certain directors and officers of AspenTech have actual or potential conflicts of interest in connection with the Offer and the Merger. See Section 4—“Interests of Certain Persons in the Offer,” Section 5—“Transactions and Arrangements Concerning the Shares” and Schedule A.

Parent did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. Parent’s co-financial advisors, Goldman Sachs & Co. LLC and Centerview Partners LLC, were not asked to and have not delivered a fairness opinion to the board of directors of Parent or to any other affiliate of Parent in connection with the Offer.
In reaching its conclusion as to fairness, Parent did not consider the liquidation value or net book value of AspenTech. The liquidation value was not considered because AspenTech is a viable going concern and Parent has no plans to liquidate AspenTech. Therefore, Parent believes that the liquidation value of AspenTech is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, Parent did not consider net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of AspenTech as a going concern but rather is indicative of historical costs. Except as otherwise disclosed in this Offer to Purchase, Parent is not aware of any firm offers made by a third party to acquire AspenTech during the past two years and in any event has no intention of selling the Shares it owns. Parent did not consider third-party offers in reaching its conclusion as to fairness.
The foregoing discussion of the information and factors considered and given weight by Parent is not intended to be exhaustive, but includes the factors considered by Parent that it believes to be material. Parent’s view as to the fairness of the transaction to stockholders of AspenTech that are unaffiliated with Parent should not be construed as a recommendation to any stockholder as to whether that stockholder should tender in the Offer.
3.	Purpose of the Offer and Plans for AspenTech
Purpose of the Offer
The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire the entire equity interest in AspenTech. Pursuant to the Merger, Parent will acquire all of the stock of AspenTech not purchased pursuant to the Offer or otherwise. Stockholders of AspenTech who sell their Shares in the Offer will cease to have any equity interest in AspenTech or any right to participate in its earnings and future growth.
Parent believes that a number of benefits would follow from AspenTech becoming a wholly owned subsidiary of Parent at this time, including allowing Parent to advance key initiatives, creating new opportunities through full integration as a single company, further accelerating Parent’s industrial software strategy and realizing potential cost and sales synergies.
Parent and Purchaser did not consider any alternative structures for the proposed transaction. Parent and Purchaser believe that the tender offer and second step merger structure was preferable to a one-step merger because they believe that this structure can provide a faster and more efficient process for completing the transaction than structures which require calling a special meeting of Parent’s stockholders.
Effects of the Offer
If the Offer is consummated, the interest of Parent in AspenTech’s net book value and net earnings would increase in proportion to the number of Shares acquired in the Offer. If a merger is consummated, Parent’s indirect interest in such items would increase to 100%, and Parent would be entitled to all benefits resulting from that interest, including all income generated by AspenTech’s operations and any future increase in AspenTech’s value. Former stockholders would thereafter have no opportunity to participate in the earnings and growth of AspenTech and would not have any right to vote on corporate matters. Similarly, after any such merger, Parent would also bear the entire risk of losses generated by AspenTech’s operations and any decrease in the value of AspenTech, and former stockholders would not face the risk of losses generated by AspenTech’s operations or decline in the value of AspenTech.
Merger Without a Stockholder Vote
If the Offer is consummated, we do not anticipate seeking the approval of AspenTech’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the Merger without a vote of the stockholders of AspenTech in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for AspenTech
At the Effective Time, the certificate of incorporation of AspenTech will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of AspenTech will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. Purchaser’s directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Parent is conducting a detailed review of AspenTech and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent will continue to evaluate the business and operations of AspenTech during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of AspenTech’s business, operations, capitalization and management with a view to integrating AspenTech’s operations and employees with Parent’s existing businesses and optimizing development of AspenTech’s potential in conjunction with AspenTech’s or Parent’s existing businesses. Possible changes could include changes in AspenTech’s business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted AspenTech Board reserves the right to change their plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of AspenTech, the disposition of securities of AspenTech, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving AspenTech or the sale or transfer of a material amount of assets of AspenTech.
4.	Interests of Certain Persons in the Offer
Financial Interests
The financial interests of Parent with regard to the Offer Price are generally adverse to the financial interests of the stockholders being asked to tender their Shares because Parent has an interest in acquiring the Shares as inexpensively as possible and the stockholders being asked to tender their Shares have an interest in selling their Shares for the highest possible price.

Executive Officers and Directors of AspenTech
The stockholders being asked to tender their Shares should be aware that the executive officers and certain directors of AspenTech have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under the heading “Arrangements with Current Executive Officers and Directors of AspenTech,” which description and information is incorporated herein by reference.
Conflicts of Interest
In considering the fairness of the consideration to be received in the Offer, stockholders should be aware that Parent has certain current actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Parent’s current ownership of approximately 57.4% of the outstanding Shares, Parent may be deemed to control AspenTech. In addition, one of Parent’s executive officers is also a director of AspenTech as described in the Schedule 14D-9 under the heading “Arrangements with Current Executive Officers and Directors of AspenTech.” We note that the AspenTech Board, based on the unanimous recommendation of the Special Committee, comprised solely of independent and disinterested directors, approved the Merger Agreement and determined that the Offer is fair to, and in the best interests of, AspenTech and the Unaffiliated Stockholders.
5.	Transactions and Arrangements Concerning the Shares
Except as set forth elsewhere in this Offer to Purchase or Schedule A to this Offer to Purchase: (i) none of Purchaser, Parent or, to Purchaser’s and Parent’s knowledge, the persons listed in Schedule A to this Offer to Purchase or any associate or majority owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of AspenTech; (ii) none of Purchaser, Parent or, to Purchaser’s and Parent’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of AspenTech during the past 60 days; (iii) none of Purchaser, Parent or, to Purchaser’s, and Parent’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AspenTech (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, Parent, their respective subsidiaries or, to Purchaser’s and Parent’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and AspenTech or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Parent, their respective subsidiaries or, to Purchaser’s and Parent’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and AspenTech or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Purchaser, Parent or, to Purchaser’s and Parent’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); (vii) none of the persons listed on Schedule A of this Offer to Purchase has made a recommendation either in support of or opposed to the Offer or the Merger and (viii) none of Purchaser, Parent or, to Purchaser’s and Parent’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
AspenTech has informed Parent that, to the knowledge of AspenTech, each executive officer, director and affiliate (excluding Parent) of AspenTech currently intends to tender all Shares held of record or beneficially owned by such person or entity in the Offer. However, there are no agreements requiring them to do so.

6.	Related Party Transactions
Merger Agreement
The Merger Agreement governs the contractual rights among AspenTech, Parent and Purchaser in relation to the Transactions. For additional detail regarding the Merger Agreement, see Section 20—“Summary of the Merger Agreement.”
2021 Transaction Agreement
Parent, through its affiliate, beneficially acquired 36,307,514 Shares pursuant to the terms of the 2021 Transaction Agreement.
Pursuant to the 2021 Transaction Agreement, at the closing of the Prior Transaction, in exchange for an aggregate of 55% of the outstanding Shares on a fully diluted basis as of immediately following such closing, (i) Emerson Sub contributed to AspenTech Parent’s industrial software businesses and (ii) Parent contributed to AspenTech $6,014,000,000 in cash (the “Cash Contribution”). The source of funds for the Cash Contribution was (i) a public offering by Parent of $1 billion aggregate principal amount of Parent’s 2.000% Notes due 2028, $1 billion aggregate principal amount of Parent’s 2.200% Notes due 2031 and $1 billion aggregate principal amount of Parent’s 2.800% Notes due 2051, (ii) commercial paper borrowings by Parent and (iii) existing sources of Parent, including cash on hand, short-term debt capacity and cash from operations.
As of February 3, 2025, Parent and its affiliates collectively beneficially owned 36,307,514 Shares representing approximately 57.4% of the outstanding Shares.
Stockholders Agreement
On May 16, 2022, the Prior Transaction was consummated, and Parent and AspenTech entered into the Stockholders Agreement, which sets forth, among other matters, the right of Parent to designate a number of directors to the AspenTech Board that is proportionate to its ownership of outstanding Shares at such time, provided that Parent will have the right to designate at least a majority of such directors for so long as Parent beneficially owns more than 40% of the outstanding Shares and that, if Parent beneficially owns between 10% and 20% of the outstanding Shares, Parent will have the right to designate only one director.
The Stockholders Agreement also provides that, for so long as Parent beneficially owns more than 50% of the outstanding Shares, to the extent permitted by applicable law, if so requested by Parent, AspenTech will avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of the Nasdaq Stock Market LLC or any successor thereto (“Nasdaq”) (in whole or in part, as requested by Parent) that would otherwise require AspenTech to have (i) a majority of the AspenTech Board consist of independent directors, (ii) a nominating/corporate governance committee that is composed solely of independent directors, and (iii) a compensation committee that is composed solely of independent directors. Parent has requested that AspenTech avail itself of the exemptions from the requirements that (i) the nominating/corporate governance committee be composed solely of independent directors and (ii) the compensation committee be composed solely of independent directors.
Pursuant to the terms of the Stockholders Agreement, Parent has the right to consent to certain material actions of AspenTech and its subsidiaries for so long as it maintains certain ownership percentages, including over certain mergers and acquisitions, sales of assets, incurrences of indebtedness, issuances of securities and the appointment and removal of AspenTech’s Chief Executive Officer. AspenTech sought Parent’s consent with respect to, and Parent consented to, AspenTech’s entry into a definitive agreement to acquire Open Grid Systems Limited as announced by AspenTech on November 4, 2024.
Parent has certain rights to buy its pro rata share of securities issued by AspenTech and to acquire additional securities of AspenTech to maintain its then ownership percentages in the event of additional issuances of new Shares. Parent has not exercised these rights to date.
Registration Rights Agreement
On May 16, 2022, Parent and AspenTech entered into a registration rights agreement (the “Registration Rights Agreement”) which grants Parent certain market registration rights, including demand registration rights and piggyback registration rights, with respect to its Shares. AspenTech has agreed to pay all reasonable out-of-pocket fees and expenses in connection with such registration, subject to certain exceptions.

Tax Matters Agreement
On May 16, 2022, Parent and AspenTech entered into a tax matters agreement (the “Tax Matters Agreement”) which governs the rights and obligations that Parent and AspenTech have with respect to taxes of AspenTech and certain of its subsidiaries. In addition, under the terms of the Tax Matters Agreement, AspenTech agreed to indemnify Parent and its affiliates against any and all tax-related liabilities incurred by them relating to the transactions under the Transaction Agreement and certain related business reorganizations to the extent such tax-related liabilities are caused by any action taken by AspenTech. In the past two years, AspenTech has not made any direct payments to Parent under the terms of the Tax Matters Agreement; AspenTech remitted to other persons on behalf of Parent certain tax refunds received by Parent’s industrial software businesses in the amount of approximately $765,000; and Parent paid approximately EUR 11,000 to a subsidiary of AspenTech for the indemnification of litigation costs incurred by Parent’s industrial software businesses in respect of certain tax matters arising prior to May 16, 2022.
Commercial Agreement
On May 16, 2022, Parent and AspenTech entered into a commercial agreement (as amended by Amendments No. 1-7, the “Commercial Agreement”) to allow Fisher-Rosemount Systems, Inc. (“Fisher-Rosemount”), a subsidiary of Parent, to distribute AspenTech software. Under the Commercial Agreement, AspenTech granted Fisher-Rosemount the right to distribute, on a non-exclusive basis, certain (i) existing AspenTech Corporation products, (ii) existing Parent products transferred to AspenTech pursuant to the transactions under the Transaction Agreement and (iii) future AspenTech products as mutually agreed upon by the parties during the term of the Commercial Agreement, in each case, to end-users through Fisher-Rosemount acting as an agent, reseller or original equipment manufacturer. In the past two years, AspenTech made payments to Fisher-Rosemount in the aggregate amount of approximately $488,000 in commissions and Fisher-Rosemount made payments to AspenTech in the aggregate amount of approximately $12.8 million passing through payments received from end-users. As of the date of this Offer to Purchase, AspenTech is obligated to make commission payments to Fisher-Rosemount of approximately $2.6 million in the aggregate.
Transition Services Agreement
On May 16, 2022, Parent and AspenTech entered into a transition services agreement (the “Transition Services Agreement”) for the provision of certain transitionary services from Parent to AspenTech and from AspenTech to Parent. Pursuant to the Transition Services Agreement, Parent provides AspenTech with certain services, including information technology, human resources and other specified services, as well as access to certain of Parent’s existing facilities, and AspenTech provides Parent with certain services as well as access to certain of AspenTech’s facilities. Services were generally provided at a base monthly service fee per service. Since May 16, 2022, AspenTech has paid Parent approximately $9.9 million in service fees and Parent has paid AspenTech approximately $113,000 in service fees. Parent and AspenTech entered into arrangements to continue certain services provided under the Transition Services Agreement following the expiration of such services on terms substantially similar to the terms of the Transition Services Agreement. AspenTech has paid Parent approximately $340,000 in service fees under such arrangements.
Credit Agreement
On December 23, 2022, Parent and AspenTech entered into a credit agreement (the “Credit Agreement”), which provided for an aggregate term loan commitment of $630 million to AspenTech. Under the terms of the Credit Agreement, AspenTech was required to use the proceeds from borrowings under the credit agreement to pay, in part, the cash consideration for funding its planned acquisition of Mining Software Holdings Pty Ltd (“Micromine”) and pay the fees and expenses incurred in connection with the Credit Agreement. As a result of the termination of the Micromine acquisition agreement, AspenTech and Parent mutually agreed to terminate the Credit Agreement on August 18, 2023. Parent received approximately $188,000 from AspenTech as a reimbursement of legal fees in connection with the Credit Agreement.
inmation Software GmbH (“Inmation”)
On August 29, 2022, AspenTech completed the acquisition of Inmation for a total cash consideration of $87.2 million. The purchase price consisted of $78.9 million of cash paid at closing and an additional $8.3 million in indemnification holdbacks, which was paid on August 18, 2023. Prior to the closing date of such transaction, Parent, through one of its subsidiaries, held an investment in Inmation. The applicable subsidiary of Parent received for all of its shares in Inmation $17.6 million at the closing of such transaction on August 29, 2022 and an additional $1.9 million from the indemnification holdback on August 18, 2023.
Plantweb Optics Analytics
On July 28, 2023, AspenTech entered into the Plantweb Optics Analytics Assignment and License Agreement with Parent for the purchase of Parent’s Plantweb Optics Analytics software and the perpetual and royalty-free licensing of certain other Parent intellectual property for $12.5 million in the aggregate.
2018 Professional Services Agreement
On September 7, 2018, Aspen Technology Services Corporation (“AspenTech Services”), an affiliate of AspenTech, entered into a Professional Services Agreement with Fisher-Rosemount for the provision of certain consulting services from Fisher-Rosemount to AspenTech Services customers with respect to the implementation and integration of software owned by AspenTech or AspenTech Services. This agreement remained in effect after the Prior Transaction. In the past two years, AspenTech Services has paid Fisher-Rosemount approximately $103,000 in service fees.
2019 Professional Services Agreement
On June 26, 2019, AspenTech Services entered into a Professional Services Agreement with Fisher-Rosemount for the provision of certain consulting services from AspenTech Services to Fisher-Rosemount customers with respect to the configuration, implementation and integration of software owned by AspenTech Services or its affiliates. This agreement remained in effect after the Prior Transaction. In the past two years, Fisher-Rosemount has paid AspenTech Services approximately $11,000 in service fees.
Engineering Licenses
Since 2018, Fisher-Rosemount has subscribed to certain engineering licenses from AspenTech pursuant to a Software License Agreement. On March 31, 2024, Fisher-Rosemount renewed such subscription. In the past two years, Fisher-Rosemount has paid AspenTech approximately $2 million in license fees.
Cash Pooling
AspenTech utilizes some aspects of Parent’s centralized treasury function to manage the working capital and financing needs of its business operations. This function oversees a cash pooling arrangement which sweeps certain of AspenTech’s cash accounts into pooled Parent cash accounts on a daily basis and are reflected as receivables from related parties in AspenTech’s condensed consolidated balance sheets. Conversely, any cash funded to AspenTech from these pooled Parent cash accounts are reflected as amounts due to related parties in AspenTech’s condensed consolidated balance sheets. As of September 30, 2024, the total interest bearing receivables and interest bearing payables with related parties was approximately $45.1 million and $24.7 million, respectively.
Information Services
AspenTech accesses certain information services through Parent in its business operations. Parent passes through any third-party charges in respect of such information services accessed by AspenTech. In the past two years, AspenTech paid Parent approximately $98,000 for such information services.
Transactions with a Certain AspenTech Director
In addition to serving on the AspenTech Board, Ram R. Krishnan serves as Executive Vice President and Chief Operating Officer of Parent for which Mr. Krishnan receives a base salary, cash incentive compensation, stock awards and certain perquisites and employee and retirement benefits from Parent. Mr. Krishnan’s total compensation in respect of his role as Executive Vice President and Chief Operating Officer of Parent totaled approximately $6.4 million year-to-date in Parent’s fiscal year 2025, $8.9 million in Parent’s fiscal year 2024 and $6.3 million in Parent’s fiscal year 2023. The foregoing amounts reflect certain assumptions regarding

Mr. Krishnan’s stock awards. For a description of the compensation earned by Parent’s named executive officers, reference is made to the subsection “Executive Compensation” beginning on page 30 of Parent’s Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed December 13, 2024, which is incorporated herein by reference, and qualifies the foregoing in its entirety.
7.	Rule 13e-3
Parent currently owns approximately 57.4% of the outstanding Shares. Because Purchaser is an affiliate of Parent, the transactions contemplated by the Merger Agreement constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning AspenTech and certain information relating to the fairness of the Offer, any subsequent merger that may be effected following the consummation of the Offer and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Offer and such merger. Parent has provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act. If the purchase of Shares pursuant to the Offer results in fewer than 300 holders of record of Shares, Parent intends to file a Form 15 to evidence the termination of AspenTech’s duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met.
For a description of certain contacts between AspenTech and Purchaser and its affiliates that were related to the Offer, please see Section 1—“Background of the Offer; Contacts with AspenTech.” Further, please see Section 3—“Purpose of the Offer and Plans for AspenTech” and Section 24—“Certain Legal Matters; Regulatory Approvals” for a description of (i) the purpose of the Offer, (ii) our plans for AspenTech, (iii) why Parent does not anticipate seeking the approval of AspenTech’s stockholders who are unaffiliated with Parent and its affiliates and (iv) the availability of appraisal rights in connection with the Offer and the Merger.
8.	Conduct relating to AspenTech’s Business if the Offer is not Consummated.
If the Offer is not consummated, we will re-evaluate our options with respect to AspenTech. In particular, we may, among other things:
•	not take any action at that time, including not purchasing any additional Shares;
•	seek to implement various changes to the management and operations of AspenTech; and/or
•	make open market purchases, negotiated purchases from one or more stockholders and/or a new tender offer.
If we were to pursue any of these alternatives, it might take considerably longer for the public stockholders of AspenTech to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. No assurance can be given that any of such alternatives will be pursued or as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares. In our capacity as a stockholder of AspenTech, we are only interested in acquiring the Shares that we do not currently own, and accordingly we have no interest in a disposition or sale of our holdings in AspenTech.
9.	Recommendation by the Special Committee and the AspenTech Board.
The AspenTech Board has established the Special Committee and delegated to it authority to develop, assess and negotiate the terms of the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, and to make a recommendation to the AspenTech Board as to whether the company should enter into the Merger Agreement.
AspenTech has represented to us that, prior to the execution of the Merger Agreement:
•
The Special Committee has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, AspenTech and the Unaffiliated Stockholders, (ii) determined that the Merger Agreement is advisable and in the best interests of AspenTech and the Unaffiliated Stockholders and (iii) recommended that the AspenTech Board approve and authorize the Merger Agreement and the Transactions, including the Offer and the Merger in accordance with the DGCL; and

•
The AspenTech Board, acting on the unanimous recommendation by the Special Committee, has (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, AspenTech and the Unaffiliated Stockholders, (ii) approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement by AspenTech, declared the Merger Agreement advisable and approved the Transactions, including the Offer and the Merger, in accordance with the DGCL, (iii) recommended the acceptance of the Offer by the stockholders of AspenTech and (iv) resolved that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer.

Ram R. Krishnan recused himself from related meetings and deliberations of the AspenTech Board due to actual or potential conflicts as further explained in Section 1—“Background of the Offer; Contacts with AspenTech” of the Schedule TO and the section entitled “Background of the Merger Agreement; Reasons for the Recommendation—Background of The Merger Agreement” of the Schedule 14D-9.
AspenTech has agreed to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC indicating the Special Committee’s recommendation to the AspenTech Board, and the AspenTech Board’s approval of the Transactions and its recommendation that AspenTech’s stockholders tender their Shares in the Offer.
10.	Materials Prepared by Parent’s Co-Financial Advisors
Parent engaged Goldman Sachs and Centerview as Parent’s co-financial advisors in connection with its consideration of the acquisition by Parent of the outstanding Shares that are not owned by Parent. Goldman Sachs and Centerview were not requested to provide, and they did not provide, to Parent, AspenTech, the holders of common stock of Parent or the holders of Shares, or any other person, any opinion as to the fairness, from a financial point of view or otherwise, of the Transactions or the Offer Price or the Merger Consideration (as defined below) to Parent, AspenTech, the holders of common stock of Parent or the holders of Shares, or any other person. Nor did Goldman Sachs or Centerview opine on any other consideration received in connection with the Transactions by the holders of any class of securities, creditors, or other constituencies of Parent or AspenTech; or the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent or AspenTech or any class of such persons in connection with the Transactions, whether relative to the Offer Price, the Merger Consideration or otherwise.
Goldman Sachs and Centerview, as co-financial advisors to Parent, made presentations of financial analyses to the Parent Board or to management of Parent, as applicable, relating to the acquisition by Parent of the outstanding Shares that are not owned by Parent (the “Goldman Sachs and Centerview Presentations”). The Goldman Sachs and Centerview Presentations were provided for the benefit of the Parent Board or management of Parent, as applicable, for its information in connection with its consideration of the Transactions.
Copies of the Goldman Sachs and Centerview Presentations, which are summarized below, have been filed as exhibits to the Schedule TO and are incorporated herein by reference, and will be made available for inspection and copying at Parent’s principal executive offices during its regular business hours by any interested AspenTech stockholder or its representative who has been so designated in writing. The Schedule TO, including the Goldman Sachs and Centerview Presentations, may be examined at, and copies may be obtained from, the SEC in the manner described in Section 18—“Certain Information Concerning AspenTech” under “Available Information.” The information in the Goldman Sachs and Centerview Presentations is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as of, and the information made available to Goldman Sachs or Centerview, as the case may be, in advance of the date of, each such presentation. The Goldman Sachs and Centerview Presentations do not constitute a recommendation to Parent, AspenTech or any holder of common stock of Parent or holder of Shares with respect to the Transactions, or any other matter. The Goldman Sachs and Centerview Presentations do not constitute, and are not intended to represent, any view or opinion as to the fairness, from a financial point of view or otherwise, of the Transactions, or any aspect, term or implication of the Offer Price or the Merger Consideration, to Parent, AspenTech, the holders of common stock of Parent or holders of Shares or any other person.
In connection with the Goldman Sachs and Centerview Presentations, Goldman Sachs and Centerview reviewed, among other things, certain publicly available business and financial information concerning Parent and AspenTech. Goldman Sachs and Centerview also held discussions with certain members of the senior management of Parent regarding their assessment of the strategic and financial rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Parent and AspenTech, and each of Goldman Sachs and Centerview considered such other factors, in connection with the preparation of the Goldman Sachs and Centerview Presentations, as it deemed appropriate.
Neither Goldman Sachs nor Centerview made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Parent or AspenTech or any of their respective subsidiaries and neither Goldman Sachs nor Centerview was furnished with any such evaluation or appraisal. Each of Goldman Sachs and Centerview assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Parent or AspenTech or on the expected benefits of the Transactions in any way meaningful to its analysis.
Neither Goldman Sachs nor Centerview addressed the underlying business decision of Parent to engage in the Transactions or the relative merits of such transactions as compared to any strategic alternatives that may be available to Parent; nor did either Goldman Sachs or Centerview address any legal, regulatory, tax or accounting matters. The Goldman Sachs and Centerview Presentations are necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs or Centerview, as the case may be, in advance of, the relevant presentation. Each of Goldman Sachs and Centerview assumes no responsibility for updating, revising or reaffirming the analyses in any of the Goldman Sachs and Centerview Presentations based on circumstances, developments or events occurring after the date thereof. In addition, Goldman Sachs and Centerview did not express any opinion as to the prices at which shares of Parent or AspenTech common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Parent or AspenTech or the Transactions, or as to the impact of the Transactions on the solvency or viability of Parent or AspenTech or the ability of Parent or AspenTech to pay their respective obligations when they come due.
The following is a summary of the material financial analyses contained in the Goldman Sachs and Centerview Presentations. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs or Centerview, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs or Centerview. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of either Goldman Sachs’ or Centerview’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 29, 2023 (in the case of the October 2, 2023 Presentation), on or before January 3, 2024 (in the case of the January 4, 2024 Presentation), on or before August 2, 2024 (in the case of the August 6, 2024 Presentation), on or before September 26, 2024 (in the case of the September 30, 2024 Presentation), on or before October 29, 2024 (in the case of the October 30, 2024 Presentation), on or before November 1, 2024 (in the case of the November 4, 2024 Presentation), and on or before January 10, 2025 (in the case of the January 13 presentation), and in all cases is not necessarily indicative of current market conditions.
The October 2023 Presentation
On October 2, 2023, Goldman Sachs and Centerview presented the following financial analyses to the Parent Board:
•
the historical per share trading prices of the Shares relative to the historical per share trading prices of the shares of Parent’s common stock and shares of certain industrial software peers of AspenTech since the consummation of the Prior Transaction through September 2023;

•
an illustrative calculation of certain financial metrics, including implied total acquisition price (including the price paid by Parent in the Prior Transaction), enterprise value/earnings before interest, taxes, depreciation and amortization (“EV/EBITDA”) multiples, enterprise value/unlevered free cashflow multiples, and net debt/EBITDA, based on an illustrative acquisition price per share of $200 and $220 for the acquisition by Parent of the outstanding Shares that are not owned by Parent; and

•
the precedent transaction analysis for the following selected transactions announced since January 2019 across all sectors, where a majority stockholder of a public company listed in the United States acquired all of the shares of such target company that such majority stockholder did not already own and where the aggregate consideration for the shares held by the minority shareholders exceeded $1,000,000,000 (the “Precedent Analysis”):

Target	Acquiror	Final Premium as % of Undisturbed 52W High
Myovant Sciences Ltd.	Sumitovant Biopharma Ltd.	12%
Shell Midstream Partners, L.P.	Shell USA, Inc.	(4)%
Santander Consumer USA Holdings Inc.	Santander Holdings USA, Inc.	6%
Brookfield Property Partners L.P.*	Brookfield Asset Management Inc.	(10)%
Eidos Therapeutics, Inc.*	BridgeBio Pharma, Inc.	(3)%
TerraForm Power Inc.*	Brookfield Renewable Partners L.P.	(1)%
AVX Corporation	Kyocera Corporation	12%

*	Included stock component.
The January 2024 Presentation
On January 4, 2024, Goldman Sachs and Centerview presented the following financial analyses to the management of Parent:
•	a summary of the Precedent Analysis; and
•
with respect to certain precedent transactions covered by the Precedent Analysis, the number of price bumps, the evolution of price bumps, the final premia compared to the undisturbed 52 week high, and target response time.

The August 2024 Presentation
On August 6, 2024, Goldman Sachs and Centerview presented the following financial analyses to the Parent Board:
•
the historical per share trading prices of the Shares relative to the historical per share trading prices of the shares of Parent’s common stock and shares of certain industrial software peers of AspenTech since the consummation of the Prior Transaction through July 2024;

•	a summary of the Precedent Analysis; and
•
with respect to certain precedent transactions covered by the Precedent Analysis, the number of price bumps, the evolution of price bumps, the final premia compared to the undisturbed 52 week high, and target response time.

The September 2024 Presentation
On September 30, 2024, Goldman Sachs and Centerview presented the following financial analyses to the Parent Board:
•
the historical per share trading prices of the Shares relative to the historical per share trading prices of the shares of Parent’s common stock and shares of certain industrial software peers of AspenTech from January 2024 through September 2024.

The October 2024 Presentation
On October 30, 2024, Goldman Sachs and Centerview presented the following financial analyses to the management of Parent:
•
illustrative calculations of certain financial metrics, including implied enterprise value, premia to stock prices and EV/EBITDA, EV/free cash flow (“FCF”) and EV/revenue multiples (calculated based on various Wall Street analyst, AspenTech and Parent estimates of EBITDA, FCF and revenue), based on illustrative acquisition prices per Share ranging from $225 to $255 for the acquisition by Parent of the outstanding Shares that are not owned by Parent; and

•
a bidding matrix reflecting illustrative initial offers with acquisition prices per Share ranging from $225 to $245 for the acquisition by Parent of the outstanding Shares that are not owned by Parent and the premia to stock prices implied by such acquisition prices, as well as the illustrative percentage difference compared to the illustrative initial offer, based on illustrative counter-proposals ranging from $245 to $265.

The November 2024 Presentation
On November 4, 2024, Goldman Sachs and Centerview presented the following financial analyses to the Parent Board:
•	an updated Precedent Analysis including only all-cash transactions from the list shown in October 2023, and adding the following two additional selected transactions:

Target	Acquiror	Final Price as % of Undisturbed 52W High
Foundation Medicine, Inc.	Roche Holding AG	125%
Avangrid, Inc.	Iberdrola, S.A.	87%

•
the historical per share trading prices of the Shares relative to the historical per share trading prices of the shares of Parent’s common stock and shares of certain industrial software peers of AspenTech since the consummation of the Prior Transaction through October 2024;

•
the hypothetical price of the Shares as of November 1, 2024 undisturbed by analyst commentary following Parent’s earnings call held on August 7, 2024, which commentary suggested that Parent’s acquisition of the outstanding Shares that are not owned by Parent was likely to occur in the near term, calculated based on two approaches: (i) applying the percentage change in peer stock prices from August 6, 2024 market close through November 1, 2024 to AspenTech’s five-day volume-weighted average price (“VWAP”) as of August 6, 2024 and (ii) applying the percentage change in peer enterprise value to next twelve months’ unlevered free cash flow multiples (“EV/NTM uFCF”) from August 6, 2024 market close through November 1, 2024, to AspenTech’s EV/NTM uFCF as of August 6, 2024 (with AspenTech’s enterprise value calculated based on AspenTech’s five-day VWAP as of August 6, 2024), and then using that product to impute AspenTech’s share price based on its then capital structure and consensus free cash flow estimates;

•	the trading volume at various share prices following AspenTech’s announcement of its financial results for fiscal year 2024 on August 6, 2024;
•
the estimated cost basis of top active holders of Shares, with an average of $172 per Share for the top 25 active holders of Shares and a median of $189 per Share for the top 25 active holders of Shares (excluding Parent); and

•
an illustrative calculation of certain financial metrics, including implied enterprise value, multiples and premia, based on illustrative acquisition prices per Share ranging from $230 to $255 for the acquisition by Parent of the outstanding Shares that are not owned by Parent.

The January 2025 Presentation
On January 13, 2025, Goldman Sachs and Centerview presented the following financial analyses to the Parent Board:
•	the historical per share trading prices of the Shares relative to shares of certain industrial software peers of AspenTech since November 5, 2024; and
•
an illustrative calculation of certain financial metrics, including implied enterprise value, multiples and premia, based on illustrative acquisition prices per Share ranging from $240 to $265, and $286 (reflecting AspenTech’s counterproposal communicated to Parent on January 10, 2025) for the acquisition by Parent of the outstanding Shares that are not owned by Parent.

General
The preparation of the Goldman Sachs and Centerview Presentations was a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs and Centerview Presentations. In connection with these presentations, each of Goldman Sachs and Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. No company or transaction used in the above analyses as a comparison is directly comparable to Parent or AspenTech or the Transactions.
Each of Goldman Sachs and Centerview prepared these analyses for purposes of their presentations to the Parent Board or to management of Parent, as applicable. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Parent, AspenTech, Goldman Sachs, Centerview or any other person assumes responsibility if future results are materially different from those forecast.
The Offer Price and Merger Consideration were determined through arm’s-length negotiations between Parent and the Special Committee and were approved by each party’s board of directors. Goldman Sachs and Centerview provided advice to Parent during these negotiations. Goldman Sachs and Centerview did not, however, recommend any specific amount of consideration to Parent or the Parent Board or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.
The Goldman Sachs and Centerview Presentations were among many factors taken into consideration by the Parent Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and Centerview in connection with the Goldman Sachs and Centerview Presentations and is qualified in its entirety by reference to the Goldman Sachs and Centerview Presentations included as exhibits to the Schedule TO.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Parent, AspenTech, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Parent in connection with, and participated in certain of the negotiations leading to, the Transactions. Goldman Sachs has provided certain financial advisory and/or underwriting services to Parent and/or its affiliates (other than AspenTech and its subsidiaries) from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation. During the two-year period ended January 27, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Parent and/or its affiliates (other than AspenTech and its subsidiaries) of approximately $120 million over this period. During the two-year period ended January 27, 2025, Goldman Sachs Investment Banking has not been engaged by AspenTech or its subsidiaries to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Parent, AspenTech and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two-year period prior to January 27, 2025, in addition to the current engagement by Parent, Centerview was engaged to provide certain financial advisory services to Parent, including in connection with Parent’s sale of its Climate Technologies business in 2023 and acquisition of National Instruments Corporation in 2023, and Centerview received between $60 million and $70 million from Parent in connection with such services during such period. In the two-year period prior to January 27, 2025, Centerview had not been engaged to provide financial advisory or other services to AspenTech, and Centerview did not receive any compensation from AspenTech during such period. Centerview may provide financial advisory and other services to or with respect to Parent or AspenTech or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Parent, AspenTech or any of their respective affiliates, or any other party that may be involved in the Transactions.
The Parent Board selected each of Goldman Sachs and Centerview as its financial advisor because each is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions as well as familiarity with Parent and its business.
Pursuant to a letter agreement dated November 1, 2024, Parent engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Parent and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $40 million, all of which is contingent upon either (i) the consummation of the Transactions or (ii) an affirmative vote of the majority of the minority shareholders of AspenTech approving the Transactions, as applicable. In addition, Parent has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Pursuant to a letter agreement dated October 31, 2024, Parent engaged Centerview to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Parent and Centerview provides for a transaction fee of $30 million, all of which is contingent upon consummation of the Transactions. In addition, Parent has agreed to reimburse Centerview for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Centerview and related persons against various liabilities, including certain liabilities under the federal securities laws.
THE TENDER OFFER
11.	Terms of the Offer
Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Parent will accept for payment, purchase and pay for all Shares at a purchase price of $265.00 per Share, net to the seller of such Shares in cash, without interest and subject to any withholding taxes, validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 14—“Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on March 10, 2025 (the “Expiration Date”), unless Purchaser has extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.
The Offer is conditioned upon the satisfaction of the Unafﬁliated Tender Condition and the other conditions described in Section 22—“Conditions of the Offer.” Purchaser may terminate the Merger Agreement without purchasing any Shares if certain events described in Section 20—“Summary of the Merger Agreement—Termination” occur.

Purchaser expressly reserves the right to waive certain of the conditions to the Offer and to make any change in the terms of or conditions to the Offer in its sole discretion other than the Unaffiliated Tender Condition; provided that, without the prior written consent of AspenTech as authorized by the Special Committee, Purchaser will not:
(1)	decrease the Offer Price;
(2)	change the form of consideration to be paid in the Offer;
(3)	decrease the number of Shares sought in the Offer;
(4)	extend or otherwise change the Expiration Date except as otherwise provided in the Merger Agreement;
(5)	impose conditions to the Offer in addition to the Offer Conditions (as defined below);
(6)	provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act; or
(7)
otherwise amend, modify or supplement any of the terms of or conditions to the Offer in a manner materially adverse to, or that would reasonably be expected to be materially adverse to, the Unaffiliated Stockholders in their capacities as such.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, Purchaser will promptly (i) after the Expiration Date, accept for payment (the date and time at which Shares are first accepted for payment under the Offer, the “Acceptance Date”) and (ii) after the Acceptance Date, pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer.
Unless the Merger Agreement has been terminated in accordance with its terms, Purchaser will extend the Offer (1) from time to time, if any of the conditions to the Offer is not satisfied or waived (to the extent waivable) on any scheduled Expiration Date, until such condition or conditions to the Offer are satisfied or waived (to the extent waivable) and (2) for the minimum period required by any applicable law or the rules and regulations of the SEC or Nasdaq or as may be necessary to resolve any comments of the SEC or its staff applicable to the Offer, the Schedule TO or Offer documents, the Schedule 13E-3 filed by Parent or AspenTech or the Schedule 14D-9 filed by AspenTech; however, in each case, (i) Purchaser will not be required to extend the Offer (x) beyond the earlier of the End Date and the valid termination of the Merger Agreement (such earlier time, the “Extension Deadline”) or (y) on more than one occasion (for such period as requested by AspenTech, but not more than ten business days) if, as of such Expiration Date, (A) there are no unresolved comments from the SEC on any of the Offer Documents, the Schedule 13E-3 filed by Parent or AspenTech or the Schedule 14D-9 filed by AspenTech and (B) all of the Offer Conditions (other than the Unaffiliated Tender Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permissible, waived by Purchaser, provided further that, solely in the case of clause (y)(B), Purchaser may, in its sole discretion, extend the Offer to permit such Offer Conditions to be satisfied, (ii) Purchaser will not be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of AspenTech and (iii) no such individual extension of the Offer will be for a period of more than ten business days (except for such longer period as the parties may mutually agree).
Except as set forth above, there can be no assurance that Purchaser will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 14—“Withdrawal Rights.”
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 22—“Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the then-scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any required filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of AspenTech’s stockholders pursuant to Section 251(h) of the DGCL.
AspenTech has provided us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on AspenTech’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
12.	Acceptance for Payment and Payment for Shares
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 22—“Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to promptly, (i) after the Expiration Date, accept for payment, and (ii) after the Acceptance Date, pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) confirmation of the book-entry transfer of such Shares into the Depository’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 13—“Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through DTC) or, in the case of a book-entry transfer through DTC, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depository. See Section 13—“Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depository of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price with the Depository, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, such Shares will be credited to an account maintained with DTC promptly following expiration or termination of the Offer.
13.	Procedures for Tendering Shares
Valid Tender of Shares
Except as set forth below, to validly tender Shares pursuant to the Offer, (i) either (x) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, if your

Shares are held in book-entry form on the books of the company or its transfer agent, with any required signature guarantees, or (y) an Agent’s Message (as defined below), if your Shares are held directly or indirectly through DTC, including by any financial institution that is a participant in DTC’s systems, in each case of clauses (x) and (y), together with any other documents required by the Letter of Transmittal (if applicable) and any other customary documents required by the Depository, must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and such Shares must be properly delivered pursuant to the procedures described below and a confirmation of such delivery received by the Depository (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder’s Shares are held directly or indirectly through DTC), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC acting as nominee to, and received by, the Depository and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer
The Depository will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depository’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be transmitted to and received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depository’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depository.
Signature Guarantees and Stock Powers
Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery
A stockholder who desires to tender Shares pursuant to the Offer and who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depository prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•	such tender is made by or through an Eligible Institution;
•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depository (as provided below) prior to the Expiration Date; and

•	a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through DTC) or, in the case of a book-entry transfer through DTC, a Book-Entry Confirmation with respect to all such Shares together with an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, are received by the Depository within one trading day after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.
The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depository or mailed or e-mailed to the Depository and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Unaffiliated Tender Condition unless and until the Shares underlying such Notice of Guaranteed Delivery are delivered to the Depository prior to the expiration of the Offer.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITORY (INCLUDING BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements
Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depository of (i) a timely Book-Entry Confirmation with respect to such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through DTC) or, in the case of a book-entry transfer through DTC, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depository. Accordingly, tendering stockholders may be paid at different times depending upon when Book-Entry Confirmations with respect to Shares or Letters of Transmittal, as applicable, are actually received by the Depository. Under no circumstances will Purchaser pay interest on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee through the Depository. If you are unable to deliver any required document or instrument to the Depository by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depository by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depository must receive the missing items together with the Shares within one Nasdaq trading day after the date of execution of the Notice of Guaranteed Delivery.
Binding Agreement
Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy
By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of AspenTech, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depository, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Certification Regarding Tax Treatment and Withholding
In order to avoid backup withholding of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) who surrenders Shares for cash pursuant to the Offer or the Merger must, unless an exemption applies, provide the Depository with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding (currently at a rate of 24%). All stockholders that are U.S. persons surrendering Shares pursuant to the Offer or the Merger should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depository).
Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are exempt from backup withholding. Exempt stockholders that are “U.S. persons” should complete and sign an IRS Form W-9 certifying their exempt status in order to avoid backup withholding. Stockholders that are not “U.S. persons” should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS Form W-9) certifying their foreign status in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depository or at the IRS website (www.irs.gov). See Instruction 8 to the Letter of Transmittal.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
14.	Withdrawal Rights
Except as otherwise provided in this Section 14, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on March 10, 2025), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after April 10, 2025, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depository at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 13—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of tendered Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depository, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 13—“Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depository may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 14.
15.	Certain U.S. Federal Income Tax Consequences of the Offer and the Merger
The following discussion summarizes certain U.S. federal income tax considerations generally applicable to Holders (as defined below) of Shares who exchange their Shares for the Offer Price or the Merger Consideration pursuant to the Offer or the Merger, respectively. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of AspenTech. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, court decisions, published positions of the IRS and other applicable authorities, each as currently in effect as of the date of this Offer to Purchase and all of which are subject to change or differing interpretations (possibly with retroactive effect). No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Offer or the Merger or any other matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the courts could disagree with one or more of the positions taken in this summary.
This discussion applies only to Holders that hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment). For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is one of the following:
•	a citizen or individual resident of the United States;
•
a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.
This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular Holder in light of such Holder’s particular circumstances, or to Holders that are subject to special treatment under U.S. federal income tax laws, such as: financial institutions; brokers or dealers in securities or commodities; mutual funds; retirement plans; insurance companies; cooperatives; tax-exempt organizations (including private foundations); certain former citizens or long-term residents of the United States; Holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise in connection with the performance of services; partnerships (including limited liability companies or other arrangements, in each case that are classified as partnerships for U.S. federal income tax purposes), S corporations, or pass-through entities (and investors and partners in such entities); Holders who hold their Shares as part of a “straddle,” “hedge,” “conversion transaction,” “constructive sale,” “synthetic security,” “integrated investment,” or other risk-reduction transaction; corporations that accumulate earnings to avoid U.S. federal income tax; Holders who have a functional currency other than the U.S. dollar; Holders who are subject to the alternative minimum tax; regulated investment companies and real estate investment trusts; traders in securities who elect the mark-to-market method of accounting for their securities; controlled foreign corporations; and passive foreign investment companies.
This discussion does not address any U.S. state or local or non-U.S. tax considerations, other U.S. federal tax considerations (e.g., estate or gift tax), the Medicare contribution tax on net investment income, or the alternative minimum tax considerations of exchanging Shares for cash in the Offer or the Merger.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) holding Shares and the partners therein should consult their tax advisors with respect to tax considerations of the Offer or the Merger applicable to them.
Because this discussion is intended to be a general summary only and individual circumstances may differ, each Holder should consult its tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer or the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any U.S. federal, state, local and non-U.S. tax laws and of changes in such laws.
Certain Tax Considerations for U.S. Holders
The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes to a U.S. Holder of Shares. A U.S. Holder of Shares will generally recognize taxable gain or loss equal to the difference between (i) the stockholder’s adjusted tax basis in the Shares surrendered in the exchange, and (ii) the amount of cash received by such Holder in the Offer or the Merger.
If a U.S. Holder acquired Shares by purchase, the U.S. Holder’s adjusted tax basis in its Shares will generally equal the amount the U.S. Holder paid for the relevant Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant Shares. Such gain or loss will generally be long term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period in the Shares exchanged is more than one year. Long term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.

Certain Tax Considerations for Non-U.S. Holders
The U.S. federal income tax consequences of the Offer and the Merger to Non-U.S. Holders will be the same as those described above for U.S. Holders of Shares, except that a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Offer or the Merger unless:
•
such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of such Non-U.S. Holder in the United States);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met; or
•
AspenTech is or has been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Closing or the period that the Non-U.S. Holder held Shares.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder.
If the third bullet point above applies to a Non-U.S. Holder, subject to the discussion in the immediately succeeding paragraph, gain recognized by such Non-U.S. Holder on the exchange of Shares for the Offer Price or the Merger Consideration pursuant to the Offer or the Merger, as applicable, may be subject to tax at generally applicable U.S. federal income tax rates. In addition, Parent may be required to withhold U.S. income tax at a rate of 15% of the Offer Price or the Merger Consideration, as applicable. AspenTech will be classified as a United States real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe AspenTech currently is or has previously been a United States real property holding corporation. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
So long as the Shares continue to be regularly traded on an established securities market until the effective time of the Offer or the Merger, as applicable, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the gain from the disposition of Shares pursuant to the Offer or the Merger as a result of AspenTech being or having been a USRPHC if such Non-U.S. Holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Shares, 5% or less of the total outstanding Shares. The Shares are currently listed on Nasdaq and Parent believes that, for as long as the Shares continue to be so listed, the Shares will be treated as “regularly traded on an established securities market.” Non-U.S. Holders should consult their tax advisors regarding the possibility that a disposition of Shares may be subject to U.S. federal income taxation and withholding if AspenTech is or has been a USRPHC.
Information Reporting and Backup Withholding
Payments to Holders may be subject to information reporting and backup withholding. A U.S. Holder may avoid such backup withholding if such U.S. Holder furnishes its correct TIN on an IRS Form W-9 (or substitute or successor form or, if appropriate, another withholding form) or provides proof of an applicable exemption, and otherwise complies with all applicable requirements of the backup withholding rules. If a U.S. Holder fails to provide the correct TIN or certification or otherwise fails to comply with the applicable backup withholding rules, the U.S. Holder may be subject to penalties and payments received pursuant to the Offer or the Merger may be subject to backup withholding (currently at a rate of 24%). Certain Holders (including corporations and Non-U.S. Holders) generally are exempt from backup withholding. Exempt Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules generally will be allowed as a refund of, or credit against, the U.S. federal income tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations thereunder (“FATCA”) generally impose a 30% withholding tax on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. For this purpose, FATCA applies to, among other things, certain payments of U.S.-source gross proceeds paid to a foreign financial institution unless certain requirements are met. The IRS has issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds. Pursuant to these proposed Treasury Regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
We will not pay any additional amounts with respect to any amounts withheld, including pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Each Non-U.S. Holder should consult its own tax advisors regarding the application of FATCA to the Offer or the Merger.
The U.S. federal income tax considerations described above are not intended to constitute a complete description of all tax considerations applicable to the Offer or the Merger. Because individual circumstances may differ, each Holder of Shares should consult such Holder’s tax advisor regarding the applicability of the rules discussed above to the Holder and the particular tax effects to the Holder of the Offer or the Merger in light of such Holder’s particular circumstances and the application of U.S. federal, state, local and non-U.S. tax laws.
16.	Price Range of Shares; Dividends
The Shares are traded on Nasdaq under the symbol “AZPN.” AspenTech has advised Parent that, as of the close of business on February 3, 2025, 63,308,360 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the fiscal years ended June 30, 2023 and June 30, 2024 and, with respect to the fiscal year ended June 30, 2025, through February 7, 2025, using Share data reported by Nasdaq.

Fiscal Year Ended June 30, 2023	High	Low
First Quarter	$240.56	$173.81
Second Quarter	$263.59	$196.87
Third Quarter	$230.55	$178.01
Fourth Quarter	$247.96	$161.32

Fiscal Year Ended June 30, 2024	High	Low
First Quarter	$224.77	$165.28
Second Quarter	$223.16	$162.26
Third Quarter	$218.28	$172.96
Fourth Quarter	$224.06	$183.62

Fiscal Year Ended June 30, 2025	High	Low
First Quarter	$240.83	$171.25
Second Quarter	$254.44	$230.81
Third Quarter (through February 7, 2025)	$277.37	$248.83

AspenTech has never paid dividends on its Shares. In AspenTech’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 (the “AspenTech 10-K”), AspenTech indicated that it does not anticipate paying cash dividends on its Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, AspenTech is not permitted to declare, set aside or pay any dividends or make other distributions in respect of any of its Shares. See Section 23—“Dividends and Distributions.”
On November 4, 2024, the trading day before the public announcement of Parent’s non-binding proposal to acquire AspenTech at $240 per Share, the reported closing sales price of the Shares on Nasdaq was $237.59. On January 24, 2025, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $255.16. On February 7, 2025, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq was $274.80. Stockholders are urged to obtain a current market quotation for the Shares.
17.	Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations
Possible Effects of the Offer on the Market for the Shares
The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing
Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to Nasdaq’s published guidelines, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds, (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400, (ii) the bid price for a Share over a 30 consecutive business day period is less than $1.00, or (iii)(a) AspenTech has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (b) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a 10 consecutive business day period, or the market value of AspenTech’s listed securities is less than $50 million over a 30 consecutive business day period or (c) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a 10 consecutive business day period, or AspenTech’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of AspenTech, their immediate families or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to AspenTech, there were, as of February 3, 2025, approximately 63,308,360 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration
The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by AspenTech upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause AspenTech to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by AspenTech to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to AspenTech. Furthermore, the ability of “affiliates” of AspenTech and persons holding “restricted securities” of AspenTech to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the list of “margin securities” of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or be eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations
The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
18.	Certain Information Concerning AspenTech
The following description of AspenTech and its business was taken from the AspenTech 10-K, and is qualified in its entirety by reference to such annual report.
AspenTech is a global leader in industrial software focused on helping customers in asset-intensive industries address the dual challenge of meeting the increasing demand for resources from a rapidly growing population while also operating in a more sustainable manner. AspenTech’s solutions address complex environments where it is critical to optimize across the full asset lifecycle - asset design, operation, and maintenance - enabling customers to run their assets safer, greener, longer, and faster. Thousands of companies, ranging from multi-national corporations to start-ups, rely on AspenTech’s software to help them run their assets more profitably, resiliently and sustainably to meet their operational excellence and sustainability goals.
AspenTech helps customers solve some of their critical challenges via AspenTech’s purpose-built software that combines engineering first principles, deep industry domain knowledge, and advanced technologies, such as Industrial Artificial Intelligence, which is the combination of data insights from artificial intelligence and domain expertise grounded in engineering fundamentals, asset knowledge and industry experience. AspenTech drives significant value creation through AspenTech’s decades of experience in modeling, simulation, and optimization technologies. The operational challenges AspenTech helps its customers solve include maintaining maximum efficiency in process operations, managing electrical grids amid the growth in renewable energy sources, helping ensure supply chain resiliency, reducing carbon emissions, and more. Today, AspenTech’s software also enables companies to develop and scale new processes to support the energy transition and a net zero future, such as green hydrogen, biofuels, carbon capture, utilization and storage, circularity of plastics and batteries.

AspenTech is a Delaware corporation incorporated in 2021. AspenTech’s corporate headquarters are located at 20 Crosby Drive, Bedford, Massachusetts 01730. AspenTech’s telephone number at such corporate headquarters is (781) 221-6400.

Historical Selected Financial Information
The following tables sets forth summary historical consolidated financial data for AspenTech as of and for each of the fiscal years ended June 30, 2023 and 2024 and as of and for each of the six months ended December 31, 2023 and 2024. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in AspenTech’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2024 (the “AspenTech 10-Q”) and the AspenTech 10-K. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by AspenTech with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of the AspenTech 10-K and Item 1 of Part I in the AspenTech 10-Q are hereby incorporated by reference in this Offer to Purchase. The reports may be examined, and copies may be obtained from the SEC in the manner described under “Available Information” below. Historical results are not necessarily indicative of results to be expected in any future period. Set forth below are AspenTech’s selected consolidated financial data (in thousands, except per share amounts):

	Twelve-Months Ended June 30,		Six Months Ended December 31,
	2024	2023	2024	2023
Revenue:
License and solutions	$701,574	$669,185	$289,907	$301,111
Maintenance	345,451	316,911	181,263	170,024
Services and other	80,457	58,082	48,262	35,336
Total revenue	1,127,482	1,044,178	519,432	506,471
Cost of revenue:
License and solutions	270,291	279,564	124,851	138,903
Maintenance	40,195	36,650	22,847	20,848
Services and other	72,090	57,375	42,013	33,242
Total cost of revenue	382,576	373,589	189,711	192,993
Gross profit	744,906	670,589	329,721	313,478
Operating expenses:
Selling and marketing	490,767	482,656	243,622	244,618
Research and development	206,114	209,347	98,115	106,821
General and administrative	137,565	161,651	66,753	71,494
Restructuring costs	—	—	8,210	—
Total operating expenses	834,446	853,654	416,700	422,933
(Loss) income from operations	(89,540)	(183,065)	(86,979)	(109,455)
Other expense, net	(8,478)	(29,418)	(6,864)	(6,029)
Interest income, net	54,183	31,917	33,657	26,333
(Loss) income before benefit for income taxes	(43,835)	(180,566)	(60,186)	(89,151)
Benefit for income taxes	(34,064)	(72,806)	(20,063)	(33,126)
Net (loss) income	(9,771)	(107,760)	(40,123)	(57,025)
Net loss per common share:
Basic	(0.15)	(1.67)	(0.63)	(0.88)
Diluted	(0.15)	(1.67)	(0.63)	(0.88)
Weighted average shares outstanding:
Basic	63,711	64,621	63,252	64,009
Diluted	63,711	64,621	63,252	64,009

	As of June 30,		As of December 31,
	2024	2023	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$236,970	$241,209	$181,814	$130,753
Accounts receivable, net	115,533	122,789	133,043	129,837
Current contract assets, net	409,177	367,539	471,294	357,847
Prepaid expenses and other current assets	27,441	27,728	27,910	26,314
Receivables from related parties	78,483	62,375	69,670	61,479
Prepaid income taxes	8,462	11,424	9,347	3,021
Total current assets	876,066	833,064	893,078	709,251
Property, equipment and leasehold improvements, net	17,389	18,670	17,270	16,756
Goodwill	8,328,201	8,330,811	8,356,307	8,329,997
Intangible assets, net	4,184,750	4,659,657	3,960,147	4,428,636
Non-current contract assets, net	515,106	536,104	546,664	606,318
Contract costs	24,903	15,992	27,180	18,971
Operating lease right-of-use assets	96,034	67,642	91,874	97,035
Deferred income tax assets	6,989	10,638	5,369	11,392
Other non-current assets	22,269	13,474	38,901	9,488
Total assets	14,071,707	14,486,052	13,936,790	14,227,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	8,099	20,299	11,202	16,517
Accrued expenses and other current liabilities	100,167	99,526	78,718	81,059
Due to related parties	47,449	22,019	19,958	96,087
Current operating lease liabilities	13,125	12,928	10,734	13,810
Income taxes payable	44,249	46,205	26,979	28,988
Current contract liabilities	124,312	151,450	120,820	135,522
Total current liabilities	337,401	352,427	268,411	371,983
Non-current contract liabilities	27,512	30,103	50,032	35,036
Deferred income tax liabilities	790,687	957,911	727,913	867,927
Non-current operating lease liabilities	84,875	55,442	84,863	83,812
Other non-current liabilities	18,377	19,240	28,464	20,013
Stockholders’ equity:
Common stock, $0.0001 par value	—	—	—	—
Authorized - 600,000,000 shares	—	—	—	—
Issued - 65,367,159, 64,952,868, 65,514,052 and 65,170,178 shares	—	—	—	—
Outstanding - 63,251,495, 64,465,242, 63,305,569 and 63,620,688 shares	7	6	7	6
Additional paid-in capital	13,277,851	13,194,028	13,309,255	13,241,067
Accumulated deficit	(51,162)	(41,391)	(91,285)	(97,416)
Accumulated other comprehensive (loss) income	(7,261)	2,436	(13,803)	(3,895)
Treasury stock, at cost - 2,115,664, 487,626, 2,208,483 and 1,549,510 shares of common stock	(406,580)	(84,150)	(427,067)	(290,689)
Total stockholders’ equity	12,812,855	13,070,929	12,777,107	12,849,073
Total liabilities and stockholders’ equity	14,071,707	14,486,052	13,936,790	14,227,844

Book Value Per Share
AspenTech’s net book value per share as of December 31, 2024 was $201.83 (calculated based on 63,305,569 Shares outstanding as of December 31, 2024).
Available Information
AspenTech is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning AspenTech’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of AspenTech’s securities, any material interests of such persons in transactions with AspenTech, and other matters is required to be disclosed in proxy statements and periodic reports distributed to AspenTech’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as AspenTech, who file electronically with the SEC. The address of that site is https://www.sec.gov. AspenTech also maintains an Internet website at https://ir.aspentech.com/. The information contained in, accessible from or connected to AspenTech’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of AspenTech’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information
Except as otherwise set forth herein, the information concerning AspenTech contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by AspenTech. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depository assumes responsibility for the accuracy or completeness of the information concerning AspenTech contained in such documents and records or for any failure by AspenTech to disclose events which may have occurred or may affect the significance or accuracy of any such information.
19.	Certain Information Concerning Parent, Purchaser and Certain Related Persons
General
Purchaser is a Delaware corporation with its principal executive offices located at c/o Emerson Electric Co., 8027 Forsyth Boulevard, St. Louis, Missouri 63105. The telephone number of Purchaser is (314) 553-2000. Purchaser is an indirect wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of AspenTech and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger. EMR US Holdings LLC is the sole shareholder of Purchaser.
EMR US Holdings LLC is a Delaware limited liability company with its principal executive offices located at c/o Emerson Electric Co. 8027 Forsyth Boulevard, St. Louis, Missouri 63105. The telephone number of EMR US Holdings, LLC is (314) 553-2000. EMR US Holdings LLC is an indirect wholly owned subsidiary of Parent. EMR US Holdings LLC is the sole shareholder of Purchaser and EMR Worldwide Inc. is the sole member of EMR US Holdings LLC.
EMR Worldwide Inc. is a Delaware corporation with its principal executive offices located at c/o Emerson Electric Co., 8027 Forsyth Boulevard, St. Louis, Missouri 63105. The telephone number of EMR Worldwide Inc.is (314) 553-2000. EMR Worldwide Inc. is an indirect wholly owned subsidiary of Parent. EMR Holdings, Inc. is the sole member of EMR US Holdings LLC and EMR Holdings, Inc. is the sole shareholder of EMR Worldwide Inc.
EMR Holdings, Inc. is a Delaware corporation with its principal executive offices located at c/o Emerson Electric Co., 8027 Forsyth Boulevard, St. Louis, Missouri 63105. The telephone number of EMR Holdings, Inc. is (314) 553-2000. EMR Holdings, Inc. is a direct wholly owned subsidiary of Parent. EMR Holdings, Inc. is the sole shareholder of EMR Worldwide Inc. and Parent is the sole shareholder of EMR Holdings, Inc.

Parent is a Missouri corporation with its principal offices located at 8027 Forsyth Boulevard, St. Louis, Missouri 63105. The telephone number of Parent is (314) 553-2000. Parent is a global technology and software company that provides innovative solutions for customers in a wide range of end markets around the world. Through its leading automation portfolio, Parent helps process, hybrid and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals.
The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule A hereto. For additional information, see Section 5—“Transactions and Arrangements Concerning the Shares.”
Available Information
Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC the Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Parent filings are also available to the public on the SEC’s website (https://www.sec.gov).
The Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “Summary Term Sheet” and Section 24—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights.”
20.	Summary of the Merger Agreement
The Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(i) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 19—“Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or AspenTech. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by AspenTech to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Acceptance Date or to receive the Merger Consideration (as defined below). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Offer
The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement, but in no event later than 15 business days after the date of the Merger Agreement. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction or waiver of the conditions to the Offer. Subject to the terms and conditions in the Merger Agreement and the satisfaction or waiver of the conditions to the Offer that are described in Section 22—“Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, promptly (within the meaning of Rule 14e-1(c) of the Exchange Act) (i) after the Expiration Date, accept for payment, and (ii) after the Acceptance Date, pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. The Offer will expire one minute after 11:59 p.m., Eastern Time on March 10, 2025, unless the Offer is extended pursuant to the terms of the Merger Agreement.
Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer in its sole discretion other than the Unaffiliated Tender Condition and the Termination Condition (which conditions are non-waivable); however, without the prior written consent of AspenTech as authorized by the Special Committee, Purchaser will not:
•	decrease the Offer Price;
•	change the form of consideration to be paid in the Offer;
•	decrease the number of Shares sought in the Offer;
•	extend or otherwise change the Expiration Date except as otherwise provided in the Merger Agreement;
•	impose conditions to the Offer in addition to the Offer Conditions (as defined below);
•	provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act; or
•
otherwise amend, modify or supplement any of the terms of or conditions to the Offer in a manner materially adverse to, or that would reasonably be expected to be materially adverse to, the Unaffiliated Stockholders in their capacities as such.

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required to extend the Offer. Specifically, the Merger Agreement provides that unless the Merger Agreement has been terminated in accordance with its terms, Purchaser will, and Parent will cause Purchaser to, extend the Offer (1) from time to time, if any of the conditions to the Offer is not satisfied or waived (to the extent waivable) on any scheduled Expiration Date, until such condition or conditions to the Offer are satisfied or waived (to the extent waivable) and (2) for the minimum period required by any applicable law or the rules and regulations of the SEC or Nasdaq or as may be necessary to resolve any comments of the SEC or its staff applicable to the Offer, the Schedule TO or Offer documents, the Schedule 13E-3 filed by Parent or AspenTech or the Schedule 14D-9 filed by AspenTech; however, in each case, (i) Purchaser will not be required to extend the Offer (x) beyond the Extension Deadline or (y) on more than one occasion (for such period as requested by AspenTech, but not more than ten business days) if, as of such Expiration Date, (A) there are no unresolved comments from the SEC on any of the Offer Documents, the Schedule 13E-3 filed by Parent or AspenTech or the Schedule 14D-9 filed by AspenTech and (B) all of the Offer Conditions (other than the Unaffiliated Tender Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permissible, waived by Purchaser, provided further that, solely in the case of clause (y)(B), Purchaser may, in its sole discretion, extend the Offer to permit such Offer Conditions to be satisfied, (ii) Purchaser will not be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of AspenTech and (iii) no such individual extension of the Offer will be for a period of more than ten business days (except for such longer period as the parties may mutually agree).
Structure of the Transactions; Merger Consideration
Upon the terms and conditions of the Merger Agreement, at the Closing, (i) Purchaser will merge with and into AspenTech in the Merger, with AspenTech surviving as the Surviving Corporation and an indirect wholly owned subsidiary of Parent, and (ii) each Share as of immediately prior to the Effective Time (other than Shares held by AspenTech, Parent, Purchaser or any of their respective wholly owned subsidiaries, or by stockholders of AspenTech who have perfected their statutory rights of appraisal under the DGCL (collectively, the “Excluded

Shares”)) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest. This means that holders of Shares (excluding the Excluded Shares) as of the Closing will receive an estimated $7.2 billion in the aggregate at the Closing. Immediately following the Closing, Parent will hold 100% of the outstanding Shares.
The Merger will be governed by Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and AspenTech have agreed to cause the Merger to become effective as soon as practicable following the Acceptance Date without a vote of AspenTech’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
After completion of the Merger and by virtue of the Merger, the certificate of incorporation and the bylaws of the Surviving Corporation will be amended as set forth in the Merger Agreement, in each case, until thereafter amended as provided therein or by applicable law. After completion of the Merger, the directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law.
The Merger will be completed and become effective at such time as a certificate of merger with respect to the Merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by Parent and AspenTech and is specified in the certificate of merger). Unless Parent and AspenTech agree to another date, the Closing will occur as soon as practical after (but in any event no later than two business days after) the date the conditions to the Closing (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party entitled to the benefit of such conditions, as described in Section 22—“Conditions of the Offer.”
If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding Shares occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or settlement of restricted stock units outstanding as of the date of the Merger Agreement to purchase Shares granted under AspenTech’s stock option or compensation plans or arrangements, the Offer Price, the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted.
Conversion; Surrender and Payment; Dissenting Shares
Conversion of Capital Stock at the Effective Time
Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation at the Effective Time.
The conversion of Shares (other than the Excluded Shares and dissenting shares) into the right to receive the Offer Price per Share (such aggregate amount, the “Merger Consideration”) will occur at the Effective Time.
Surrender and Payment
Promptly after (and in any event no later than the first business day after) the Acceptance Date, Parent will deposit, or will cause to be deposited, with the Depository cash sufficient to make the payment of the aggregate Offer Price. On or prior to the Effective Time, Parent will deposit, or will cause to be deposited with Equiniti Trust Company, LLC (the “Paying Agent”) cash sufficient to pay the aggregate Merger Consideration in the Merger. Parent will not be required to deposit any funds with respect to the Merger Consideration for the dissenting shares.
Any holder of Shares held in direct registry form through AspenTech’s transfer agent (the “Transfer Agent”) will, automatically upon the Effective Time, be entitled to receive, and Parent will cause the Paying Agent to pay and deliver as promptly as possible after the Effective Time, the Merger Consideration to which such holder will become entitled, and the Shares so exchanged shall be forthwith canceled. Payment of the applicable Merger Consideration with respect to such Shares will be made only to the person in whose name such Shares are registered.
With respect to Shares held, directly or indirectly, through the DTC, Parent and AspenTech will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, AspenTech, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the Merger Consideration to which the beneficial owners of such Shares held, directly or indirectly through DTC, will become entitled.
Each of the Paying Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable law. Any amounts so withheld will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of such deduction and withholding was made.
At the Effective Time, each Share will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will (other than Excluded Shares and dissenting shares) thereafter represent only the right to receive the Merger Consideration, without interest, except that each Share held by Parent or any wholly-owned subsidiary of Parent (other than Purchaser) immediately prior to the Effective Time will, at the election of Parent, either (i) be canceled with no payment made with respect thereto or (ii) be converted into such number of shares of common stock of the Surviving Corporation such that each such entity owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such entity owned in AspenTech immediately prior to the Effective Time.
Dissenting Shares
Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal rights under the DGCL and has properly exercised and perfected such holder’s demand for appraisal of such Shares in the time and manner provided in the DGCL will not be converted into the right to receive the Merger Consideration, but will instead be entitled to payment of the appraised value of such Shares in accordance with the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, and Parent will not be required to pay the Merger Consideration to the Paying Agent for such Shares. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.
Treatment of Company Equity Awards
Pursuant to the Merger Agreement, at the Effective Time, each Company Equity Award will be treated as follows:
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Each outstanding and unexercised Company Stock Option, whether vested or unvested, will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding taxes, equal to the product of (i) the excess (if any) of the Offer Price over the applicable exercise price and (ii) the total number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time. For the avoidance of doubt, each Company Stock Option for which the applicable per-share exercise price equals or exceeds the Offer Price will be cancelled as of the Effective Time for no consideration.

•
Each outstanding Company RSU and Company PSUs (x) that is vested (and, in the case of a Company PSU, was earned) at or prior to the Effective Time (in accordance with the terms and conditions thereof as of the date of the Merger Agreement) or (y) that is held by a non-employee director of AspenTech (whether vested or unvested), will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding taxes, equal to the product of (i) the Offer Price and (ii) the total number of Shares subject to such Company RSU or Company PSU as of immediately prior to the Effective Time.

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Each outstanding Company RSU and Company PSU that is unvested and held by an employee who remains employed by AspenTech following the Effective Time or an actively engaged non-employee consultant of AspenTech will be assumed by Parent and converted into an award of Parent RSUs. The number of Parent Shares applicable to each such Parent RSU will be equal to the product of (i) the number of Shares underlying such Company RSU or Company PSU immediately prior to the Effective Time (in the case of Company PSUs, based on target performance) multiplied by (ii) the Equity Award Exchange Ratio, rounded down to the nearest whole number of Parent Shares. Each Parent RSU will be subject to the same terms and conditions (including vesting schedule, other than performance-based vesting conditions) as applied to the corresponding Company RSU or Company PSU immediately prior to the Effective Time.
Treatment of Company Employee Stock Purchase Plan
Prior to the Effective Time, the AspenTech Board or the appropriate committee thereof will take all actions reasonably necessary with respect to the AspenTech 2022 Employee Stock Purchase Plan (the “Company ESPP”) to: (i) cause the offering period (as defined in the Company ESPP) ongoing as of the date of the Merger Agreement to be the final offering period under the Company ESPP and the options under the Company ESPP to be exercised, on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is ten business days prior to the closing date (with any participant payroll deductions not applied to the purchase of Shares promptly returned to the participant), (ii) prohibit any individual who is not participating in the Company ESPP as of the date of the Merger Agreement from commencing participation in the Company ESPP following the date of the Merger Agreement, (iii) prohibit participants in the Company ESPP from increasing their payroll deductions from those in effect as of the date of the Merger Agreement and (iv) terminate the Company ESPP as of, and subject to, the Effective Time.
Representations and Warranties; Company Material Adverse Effect
The Merger Agreement contains generally customary representations and warranties made by each of AspenTech and Parent regarding aspects of their respective businesses, financial condition and other facts pertinent to the Transactions. These representations and warranties expire at the Effective Time and have been made solely for the benefit of the other parties to the Merger Agreement.
Each of AspenTech and Parent has made representations and warranties to the other in the Merger Agreement with respect to the following subject matters:
•	corporate existence, good standing and qualification to conduct business;
•	power and authorization to enter into and carry out the obligations under the Merger Agreement and the enforceability of the Merger Agreement;
•	governmental and regulatory approvals required to complete the Transactions;
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absence of any conflict or violation of organizational documents, third-party agreements or laws or regulations or of the creation or imposition of any lien on any assets as a result of entering into and consummating the obligations under the Merger Agreement;

•
accuracy of the information supplied for inclusion in the disclosure documents required to be distributed or otherwise disseminated to the stockholders of AspenTech in connection with the Transactions; and

•	brokers’ fees.
AspenTech has made additional representations and warranties to Parent in the Merger Agreement with respect to the following subject matters:
•	capitalization;
•	subsidiaries;
•	SEC filings;
•	financial statements;
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conduct of business in the ordinary course of business consistent with past practice and the absence of a material adverse effect to AspenTech’s business and of certain actions that are the subject of certain covenants that restrict certain activities prior to the Closing, in each case since June 30, 2024;

•	absence of undisclosed material liabilities;
•	compliance with laws and court orders;
•	absence of litigation;
•	permits;

•	real properties;
•	intellectual property;
•	data protection and cybersecurity;
•	tax matters;
•	employee benefit plans and labor matters;
•	environmental matters;
•	material contracts;
•	opinion of its financial advisors;
•	compliance with anti-takeover statutes; and
•	certain business practices and compliance with customs and trade laws.
Parent has made additional representations and warranties to AspenTech in the Merger Agreement with respect to financing.
Certain of the representations and warranties made by AspenTech and Parent are qualified as to “knowledge,” “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, Company Material Adverse Effect when used in reference to AspenTech, means any circumstance, development, change, event, state of facts, condition or effect that individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of AspenTech and its subsidiaries, taken as a whole; provided that none of the following (or the results thereof) will constitute,or be taken into account in determining whether there has been or will be a Company Material Adverse Effect:
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any changes after the date of the Merger Agreement in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;

•	any changes after the date of the Merger Agreement (including changes of applicable law) or conditions generally affecting the industry in which AspenTech and its subsidiaries operate;
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any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, cyber-attacks, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak);

•
the execution and delivery of the Merger Agreement, the public announcement of, or the pendency of, the Merger Agreement or the Transactions, including the identity of Parent or any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (except that this exception does not apply with respect to the representations and warranties contained in the Merger Agreement relating to absence of any conflict or violation of organizational documents, third-party agreements or laws or regulations and the closing condition related thereto);

•
any failure by AspenTech and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

•	any change in applicable law or GAAP occurring after the date of the Merger Agreement;
•	any action or omission required by the Merger Agreement or taken or omitted to be taken at the written request of Parent; or
•
any change in the trading price or trading volume of Shares or change or announcement of potential change in the credit rating of AspenTech or its subsidiaries (except that any underlying facts or causes giving rise or contributing to such change that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

provided that the exceptions described in the first, second, third and sixth bullet points will not apply to the extent that any such effect has a disproportionate effect on AspenTech and its subsidiaries as a whole, relative to the effect on other companies operating in the industries in which AspenTech or any of its subsidiaries engages.
Conditions to Closing
The completion of the Transactions is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.
Conditions to Each Party’s Obligations
Each party’s obligation to complete the Transactions is subject to the satisfaction of the following conditions:
•	the absence of any applicable law prohibiting the consummation of the Merger; and
•	Purchaser has consummated (within the meaning of Section 251(h) of the DGCL) the Offer.
Additional Conditions to Parent’s Obligations
The obligation of Purchaser to accept for payment and pay for the Shares validly tendered (and not withdrawn) pursuant to the Offer is also subject to the satisfaction of the following conditions:
•	the Unaffiliated Tender Condition;
•	the performance in all material respects by AspenTech of its obligations contained in the Merger Agreement required to be performed by it at or prior to the expiration of the Offer;
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the accuracy of the representations and warranties of AspenTech in the Merger Agreement, subject to the materiality and material adverse effect standards provided in the Merger Agreement, with specified exceptions;

•
the non-occurrence of any event, occurrence, revelation or development of a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

•	the delivery by AspenTech to Parent of an officer’s certificate certifying to the effect that the closing conditions described in the preceding three bullets have been satisfied;
•	the absence of applicable law that will prohibit the consummation of the Transactions;
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the absence of applicable law in any jurisdiction in which Parent or AspenTech (together with their respective subsidiaries) have material assets, operations or revenues that would impose a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing) and any pending action by any governmental authority in any such jurisdiction seeking to impose a Burdensome Condition; and

•	the Merger Agreement has not been terminated in accordance with its terms.
Closing of the Transactions
Unless another time, date or place is agreed to in writing by Parent and AspenTech, the Closing will occur as soon as practicable (but in any event no later than two business days after) the date the closing conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions by the party entitled to the benefit of such conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party entitled to the benefit of such conditions.

Conduct of Business Pending the Merger
AspenTech has agreed that during the period from the date of the Merger Agreement until the Effective Time, except (a) as otherwise expressly contemplated by the Merger Agreement, (b) as required by any applicable law or requested by any governmental authority, (c) as set forth in the disclosure schedule of AspenTech or (d) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):
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AspenTech will, and will cause its subsidiaries to, use reasonable best efforts to (i) conduct their businesses in the ordinary course consistent with past practice, (ii) maintain and preserve intact their business organizations, their rights, franchises and other authorizations issued by governmental authorities and their relationships with their customers, regulators and other persons with which they have advantageous business relationships (including employees of AspenTech) and (iii) maintain and keep in good repair (ordinary wear and tear excepted) the material properties, assets and businesses of AspenTech and its subsidiaries; and

•	AspenTech will not, and will cause its subsidiaries not to:
•	amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
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(i) merge or consolidate with any other person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $35 million individually or $100 million in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

•
(i) split, combine or reclassify any securities of AspenTech (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of any securities of AspenTech or any of its subsidiaries (in each case, whether by merger, consolidation or otherwise), (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any securities of AspenTech or any of its subsidiaries (in the case of this clause (iii), other than dividends or distributions by a wholly owned subsidiary of AspenTech to AspenTech or another wholly owned subsidiary of AspenTech), or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of AspenTech or any of its subsidiaries (other than pursuant to the terms of equity awards of AspenTech outstanding as of the date of the Merger Agreement in accordance with the terms of the governing plans and applicable award agreements);

•
(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of AspenTech or any of its subsidiaries, other than the issuance of any Shares upon the exercise or settlement of equity awards of AspenTech outstanding as of the date of the Merger Agreement in accordance with the terms of the governing plans and applicable award agreements as of the date of the Merger Agreement or (ii) grant any equity awards of AspenTech or any other equity or equity-based awards or discretionarily accelerate the vesting or payment of any equity awards (including taking action to deem satisfied any performance goals);

•
incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Parent prior to the date of the Merger Agreement and (ii) any unbudgeted capital expenditures not to exceed $2 million in the aggregate;

•
sell, lease, license, sublicense, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice and (ii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $2 million in the aggregate;

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incur, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, other than (i) any indebtedness under the existing AspenTech credit facility, (ii) any indebtedness under any letters of credit or other credit support (or similar instruments) issued in the ordinary course of business consistent with past practice, (iii) any indebtedness of AspenTech owing to any of its subsidiaries and of any subsidiary of AspenTech owing to AspenTech or any other subsidiary of AspenTech, any other indebtedness incurred pursuant to agreements in effect prior to the execution of the Merger Agreement and made available to Parent prior to the date of the Merger Agreement, (iv) additional indebtedness in an aggregate principal amount not to exceed $5 million and (v) any indebtedness incurred to replace, renew, extend, refinance or refund any of the foregoing (including undrawn commitments thereunder) (plus unpaid accrued interest thereon, and underwriting discounts, fees, commissions and expenses associated with such replacement, renewal, extension, refinancing or refunding);

•
make any loans, advances or capital contributions to, or investments in, any other person, other than (i) between AspenTech and its wholly owned subsidiaries or among the wholly owned subsidiaries of AspenTech or (ii) in the ordinary course of business consistent with past practice;

•	create or incur any lien (except for certain permitted liens) on any material asset;
•
other than in the ordinary course of business consistent with past practice, enter into certain specified types of contracts or terminate, renew, extend or amend in any material respect any such contracts or waive, release or assign any material rights, claims or benefits thereunder, except (i) for any amendment, restatement, replacement (whether upon or after termination or otherwise, and whether with the original lenders or otherwise) refinancing, supplement or modification of indebtedness under the existing AspenTech credit facility or (ii) for any amendment, replacement, renewal, extension or termination of certain real property leases in the ordinary course of business that would not be reasonably expected to materially increase the liabilities of AspenTech;

•
except as required by applicable law or the terms of any collective bargaining agreement or benefit plan in effect on the date of the Merger Agreement, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing), (ii) establish, adopt, enter into, materially amend or terminate any benefit plan or any collective bargaining agreement, (iii) increase the compensation, bonus or other benefits payable to any AspenTech employee, (iv) hire or terminate the employment of any AspenTech employee, other than (A) the hiring of AspenTech employees to fill vacancies arising due to terminations of employment of employees with an annual base salary or wage rate of less than $200,000 in the ordinary course of business consistent with past practice or (B) the termination of any AspenTech employee for cause or of any AspenTech employee with a base salary of less than $200,000 in the ordinary course of business consistent with past practice, (v) engage in any mass layoffs or plant closings with respect to any AspenTech employees or (vi) voluntarily recognize any new union, works council or similar employee representative with respect to any AspenTech employee;

•	change methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;
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(i) make, change or revoke any material tax election, (ii) change any annual tax accounting period, (iii) adopt, change or revoke any material method of tax accounting, (iv) amend any material tax return, (v) enter into any material closing or similar agreement with respect to taxes, (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business), (vii) settle or compromise any action or investigation relating to material taxes or (viii) take or cause (or otherwise permit any other person to take or cause) any action outside of the ordinary course of business which would reasonably be expected to materially increase liability for taxes of Parent or any of its affiliates;

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settle or compromise, or offer or propose to settle or compromise, (i) any action or investigation, whether pending or threatened, involving or against AspenTech or any of its subsidiaries, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by AspenTech and its subsidiaries in excess of $1 million individually or $5 million in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief will be deemed not to be in the ordinary course of business), (ii) any litigation related to the Transactions or (iii) any action initiated by a stockholder of AspenTech (other than Parent and its affiliates) in their capacity as such;

•
disclose to any third party, other than to employees, representatives or agents of AspenTech or any of its subsidiaries, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material trade secrets or source code included in AspenTech’s intellectual property; or

•	agree, resolve or commit to do any of the foregoing.
Government Approvals
Subject to the terms and conditions of the Merger Agreement, each of the parties to the Merger Agreement have agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the satisfaction as promptly as practicable of all of the conditions to the Closing set forth in the Merger Agreement and to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing, as promptly as practicable, with any governmental authority all documentation to effect all necessary filings and (ii) using its reasonable best efforts to obtain, as promptly as practicable, all consents required to be obtained from any governmental authority that are necessary, proper or advisable to consummate the Transactions). To the extent permitted by applicable law, the parties to the Merger Agreement will deliver as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested by any governmental authority in connection with the Transactions. None of the parties to the Merger Agreement or any of their respective affiliates is permitted to enter into any agreement with any governmental authority not to consummate the Transactions, except with the prior written consent of the other parties to the Merger Agreement.
Each of Parent and AspenTech have agreed, to the extent permitted by applicable law, to:
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promptly notify the other of any substantive communication made or received by Parent or AspenTech, as applicable, with any governmental authority relating to any filings made pursuant to the Merger Agreement and regarding the Merger Agreement or the Transactions, and, if permitted by applicable law, provide the other party a reasonable opportunity to review in advance any proposed written communication to any such governmental authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication;

•
not agree to participate in any in-person meeting or substantive discussion with any governmental authority in respect of any filing, investigation or inquiry relating to any filings made pursuant to the Merger Agreement and regarding the Merger Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such governmental authority, gives such other party the opportunity to attend or participate, as applicable; and

•
promptly furnish the other party with copies of all correspondence, filings and written communications between it and its affiliates and representatives, on the one hand, and such governmental authority or its respective staff, on the other hand, with respect to the Merger Agreement and the Transactions.

Parent has agreed to, and to cause its subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the Transactions so as to enable the Merger to occur prior to the End Date. However, neither Parent nor any of its affiliates is required to (and neither AspenTech nor any of its subsidiaries will, or will offer or agree to, do any of the following without Parent’s prior written consent): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent or Parent’s affiliates, or AspenTech or any of its affiliates, or any interest therein, or agree to any other structural or conduct remedy; (ii) otherwise take or commit to take any actions that would limit Parent’s, Parent’s affiliates’ or AspenTech’s or its affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent, Parent’s affiliates, or AspenTech or any of its affiliates, or any interest or interests therein; or (iii) agree to do any of the foregoing, in each case of the foregoing clauses (i), (ii) and (iii), except and only if such action would not otherwise reasonably be expected to materially and adversely affect Parent and its subsidiaries (assuming for this purpose that Parent and its subsidiaries were a business the size of AspenTech and its subsidiaries) (any of the actions described in the foregoing sentence, a “Burdensome Condition”). At the written request of Parent, AspenTech has agreed to, and to cause its subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.
Parent will, upon consultation with AspenTech and in consideration of AspenTech’s views in good faith, be entitled to direct the defense of the Transactions before any governmental authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, governmental authorities regarding obtaining any consent from a governmental authority.
AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation
The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except as described below, neither AspenTech nor any of its subsidiaries nor any of their respective officers, directors or employees will, and AspenTech will instruct and will use its reasonable best efforts to cause its and its subsidiaries’ respective investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions (other than to request clarification of an unsolicited Acquisition Proposal for purposes of assessing whether such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal (as defined below)) or negotiations with, furnish any information relating to AspenTech or any of its subsidiaries or afford access to the business, properties, assets, books or records of AspenTech or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party in connection with an Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to an Acquisition Proposal, (iii) fail to make, withdraw or modify, in a manner adverse to Parent, the Special Committee’s recommendation to the AspenTech Board to approve the Merger Agreement or AspenTech Board’s recommendation to the AspenTech stockholders to adopt the Merger Agreement (any failure to publicly (A) if a tender or exchange offer for Shares that constitutes an Acquisition Proposal is commenced, recommend against such Acquisition Proposal within ten business days after the commencement of such Acquisition Proposal or (B) reaffirm the Special Committee’s recommendation to the AspenTech Board to approve the Merger Agreement or the AspenTech Board’s recommendation to the AspenTech stockholders to accept the Merger Agreement within ten business days after written request by Parent to do so will be treated as a withdrawal of the Special Committee’s recommendation to the AspenTech Board to approve the Merger Agreement or the AspenTech Board’s recommendation to the AspenTech stockholders to accept the Merger Agreement; provided that Parent will be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each material amendment to such Acquisition Proposal) or recommend an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of AspenTech or any of its subsidiaries (provided that if the AspenTech Board (upon the recommendation of the Special Committee) determines in good faith that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then (A) AspenTech may fail to enforce or grant any waiver or release under any such standstill or similar agreement to the extent necessary to permit the person bound by such provision or agreement to make an Acquisition Proposal to the AspenTech Board and (B) concurrently with such waiver, release or failure to enforce by AspenTech, any standstill or similar provisions in any other agreement with Parent or any of its affiliates will immediately and automatically cease to be of any force or effect), (v) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.
However, at any time prior to, but not after, the Acceptance Date, AspenTech is permitted to, only if the AspenTech Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the DGCL, (A) engage in negotiations or discussions with any third party and its representatives that, subject to AspenTech’s compliance with its obligations described in the preceding paragraph, has made after the date of the Merger Agreement a bona fide, written Acquisition Proposal that the AspenTech Board (upon the recommendation of the Special Committee) reasonably believes is or is reasonably likely to result in a Superior Proposal and (B) furnish to such third party or its representatives non-public information relating to AspenTech or any of its subsidiaries pursuant to a confidentiality agreement with such third party with customary terms for a confidentiality agreement entered into in a transaction of this nature (such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal and will not include any term that would prevent AspenTech from complying with its obligations under the Merger Agreement); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent or its representatives prior to or promptly (and in any event within 24 hours) following the time it is provided or made available to such third party.
Furthermore, at any time prior to, but not after, the Acceptance Date, only if the AspenTech Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the DGCL, and subject to compliance with AspenTech’s obligations described in the following paragraph, the AspenTech Board may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) in response to an Intervening Event (as defined below).
AspenTech has agreed that the Special Committee and the AspenTech Board will not make an Adverse Recommendation Change, unless (i) AspenTech promptly notifies Parent, in writing at least four business days (provided that any amendment to the financial terms or other material terms of a Superior Proposal will require a new written notification from AspenTech and a new notice period except that such new notice period will be for two business days (as opposed to four business days)) before taking that action, of its intention to do so, attaching:
•
in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal; or

•	in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) at the end of such four or two business day period, the AspenTech Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Merger Agreement offered in writing by Parent, within such four or two business days period if applicable, continues to determine in good faith, after consultation with outside legal counsel, that the failure to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under the DGCL.
For purposes of the non-solicitation provisions in the Merger Agreement, the term “Acquisition Proposal” means, any offer, proposal or inquiry, other than the Transactions, relating to, or any third party indication of interest in:
•
any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of AspenTech, (ii) 15% or more of the voting securities of AspenTech or (iii) any equity or voting securities of AspenTech or any of its subsidiaries which equity or voting securities represent, directly or indirectly, 15% or more of the consolidated assets of AspenTech;

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning (i) 15% or more of any class of equity or voting securities of AspenTech or (ii) any equity or voting securities of AspenTech or any of its subsidiaries which equity or voting securities represent, directly or indirectly, 15% or more of the consolidated assets of AspenTech; or

•
a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction pursuant to which any third party would hold, directly or indirectly, (i) 15% or more of the consolidated assets or voting securities of AspenTech or (ii) any equity or voting securities of AspenTech or any of its subsidiaries which equity or voting securities represent, directly or indirectly, 15% or more of the consolidated assets of AspenTech.

For purposes of the non-solicitation provisions in the Merger Agreement, the term “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of AspenTech on terms that the AspenTech Board (upon recommendation of the Special Committee) determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, anticipated timing of consummation and, if a cash transaction (whether in whole or in part), the expectation of obtaining any necessary financing, are more favorable and provide greater value to the Unaffiliated Stockholders than the Transactions (taking into account any proposal by Parent to amend the terms of the Merger Agreement pursuant to the provisions described in the preceding paragraph).
For purposes of the Adverse Recommendation Change provisions in the Merger Agreement, the term “Intervening Event” means material events, changes, circumstances, state of facts, conditions or developments occurring or arising after the date of the Merger Agreement that (i) were not known or reasonably foreseeable, or the material consequences or magnitude of which were not known or reasonably foreseeable, in each case to the AspenTech Board as of or prior to the date of the Merger Agreement, and (ii) does not relate to the receipt, existence, or terms of an Acquisition Proposal.
The Merger Agreement requires AspenTech to notify Parent promptly (but in no event later than 24 hours) after receipt by AspenTech (or any of its subsidiaries or its or their respective representatives) of (i) any Acquisition Proposal, (ii) any bona fide indication that a third party intends to make an Acquisition Proposal or (iii) any request for information relating to AspenTech or any of its subsidiaries or for access to the business, properties, assets, books or records of AspenTech or any of its subsidiaries by any third party that has given any bona fide indication to AspenTech (or any of its subsidiaries or its or their respective representatives) that it intends to make, or has made, an Acquisition Proposal. Such notice must identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. AspenTech is required to keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, indication or request, and will promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to AspenTech or any of its subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).
The Merger Agreement provides that any violation of the restrictions described above by any officer, director or employee of AspenTech or any of its subsidiaries, and any violation of such restrictions by a representative of AspenTech or any of its subsidiaries acting on behalf of AspenTech or any of its subsidiaries with the knowledge of AspenTech or resulting from actions directed by AspenTech or any of its subsidiaries or any of their respective officers, directors or employees, will be deemed to constitute a breach of such restriction by AspenTech.
Employee Matters
In addition to requirements imposed by applicable law, for a period of 12 months following the date of the Closing, Parent will provide employees of AspenTech who are employed by AspenTech as of immediately prior to the Closing and who remain employed following the Closing (“Continuing Employees”) with (i) at least the same base salary or wage rate and target annual cash bonus opportunity as provided to such employee as of immediately prior to the date of the Closing and (ii) employee benefits (excluding defined benefit pension benefits, retiree health or welfare benefits, severance or other termination-related compensation or benefits, equity-based compensation or change in control, transaction or retention bonuses) that are substantially comparable in the aggregate to the employee benefits provided to such employees under benefit plans as of immediately prior to the date of the Closing. Notwithstanding the foregoing, following the Closing, Continuing Employees whose terms and conditions of employment are subject to a collective bargaining agreement will receive terms and conditions as may be required under such collective bargaining agreement.
In addition, Parent will generally provide each Continuing Employee with credit for his or her service with AspenTech, prior to the date of the Closing for purposes of eligibility to participate, vesting and level of benefits under employee benefit plans maintained by Parent following the date of the Closing (other than for benefit accrual purposes, except for purposes of severance and paid time off).
Unless otherwise determined by Parent, prior to the date of the Closing, AspenTech will take all actions that may be necessary or appropriate to terminate as of the day immediately preceding the date of the Closing each benefit plan that is listed on the applicable section of the disclosure schedule of AspenTech, not later than five business days prior to the date of the Closing, Parent requests that AspenTech terminate. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such benefit plans will be subject to Parent’s prior review and approval (which approval will not be unreasonably withheld, conditioned or delayed).
Stockholder Litigation
AspenTech has agreed to notify Parent of, and give Parent the opportunity to participate in, but not control, the defense and settlement of, any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) against AspenTech or its directors or officers (in their capacity as such) relating to the Transactions. AspenTech has agreed to (i) consult with Parent in respect of proposed strategy and other significant decisions with respect to any such litigation (and Parent may offer comments or suggestions with respect to such litigation, which AspenTech will consider in good faith) and (ii) not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any such litigation without Parent’s prior written consent.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement provides that, for six years after the Effective Time, (i) the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of AspenTech in respect of acts or omissions arising out of or relating to their service as an officer or director of AspenTech occurring at or prior to the Effective Time as provided under AspenTech’s certificate of incorporation, bylaws and applicable indemnification agreements in effect on the date of the Merger Agreement subject to any limitation imposed from time to time under applicable law. In addition, for six years after the Effective Time, Parent has agreed to cause the Surviving Corporation and its subsidiaries to, and each of Parent and the Surviving Corporation has agreed to, indemnify and hold harmless each present and former officer and director of AspenTech against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that each of the present and former officers and directors of AspenTech is or was a director or officer of AspenTech, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. The present and former officers and directors of AspenTech will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent or the Surviving Corporation to the extent provided for in, and in accordance with, AspenTech’s certificate of incorporation, bylaws and applicable indemnification agreements; provided that any present and former officers and directors of AspenTech to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s certificate of incorporation, bylaws or any such indemnification agreements, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

For six years after the Effective Time, Parent has agreed to cause the Surviving Corporation to maintain in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or equivalent organizational documents, including in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are equivalent in all material respects to the corresponding provisions in existence in AspenTech’s certificate of incorporation and bylaws on the date of the Merger Agreement.
The parties to the Merger Agreement have agreed that, prior to the Effective Time, AspenTech will as of such time obtain and fully pay the premium for the non-cancellable extension of AspenTech’s existing directors’ and officers’ insurance policies and AspenTech’s existing fiduciary liability insurance policies for its present and former officers and directors for a claims reporting or discovery period of at least six years from the Effective Time with respect to any claim related to any period prior to the Effective Time. The cost for such policies will be limited to 300% of the most recent annual premium (the “Maximum Amount”) for the current policies. In the event the cost exceeds this amount, AspenTech will extend the policies for the maximum period of time available to be purchased for the Maximum Amount, provided that AspenTech will provide Parent the opportunity to participate in the selection of such tail policy and will give reasonable and good faith consideration to any comments made by Parent with respect thereto.
Termination and Termination Fees
The Merger Agreement may be terminated at any time prior to the Closing in any of the following ways:
•	by mutual written agreement of Parent and AspenTech;
•	by either Parent or AspenTech upon notice to the other if:
•
the Acceptance Date has not occurred on or before the End Date, unless such party’s breach of any provision of the Merger Agreement is the principal cause of, or results in, the failure of the Offer to be consummated by such time;

•
any applicable law making the consummation of the Offer or consummation of the Merger illegal or otherwise prohibited or enjoining Purchaser from consummating the Offer or AspenTech, Parent or Purchaser from consummating the Merger is in effect and has become final and nonappealable, unless such party’s breach of any provision of the Merger Agreement is the principal cause of, or results in, the issuance of such applicable law;

•
the Offer expires or is terminated at or after the Expiration Date without Purchaser having irrevocably accepted for payment any Shares validly tendered and not validly withdraw pursuant thereto, in a circumstance in which all of the Offer Conditions are satisfied or have been waived (other than the Unaffiliated Tender Condition and those that by their nature are to be satisfied at the expiration of the Offer) following the end of any extension to satisfy the Unaffiliated Tender Condition;

•	by Parent upon notice to AspenTech if, prior to the Acceptance Date:
•
an Adverse Recommendation Change has occurred; provided that any notice delivered by AspenTech to Parent pursuant to the Merger Agreement stating AspenTech’s intention to make an Adverse Recommendation Change in advance thereof will not result in Parent having any termination rights under the Merger Agreement unless and until an Adverse Recommendation Change has occurred;

•
AspenTech has breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would cause a related condition to Closing to not be satisfied and (ii) is incapable of being cured prior to the End Date, or, if capable of being cured by the End Date, is not cured by AspenTech within 30 days after written notice has been given by Parent to AspenTech of such breach or failure to perform; provided that Parent or Purchaser is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement;

•
AspenTech has intentionally and materially breached its obligations under the provisions of the Merger Agreement pertaining to its obligations under the no solicitation provisions of the Merger Agreement; or

•
by AspenTech upon notice to Parent if, prior to the Acceptance Date, Parent or Purchaser has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured prior to the End Date, or, if capable of being cured by the End Date, is not cured by Parent or Purchaser within 30 days after written notice has been given by AspenTech to Parent of such breach or failure to perform; provided that AspenTech is not then in breach of any representation, warranty, covenant or agreement by AspenTech under the Merger Agreement.

Effect of Termination
If the Merger Agreement is terminated in accordance with its terms, it will become void and of no effect, without liability of any party to the Merger Agreement (or any subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other representative of such party or any of its subsidiaries) to any other party to the Merger Agreement; provided that (i) certain customary provisions will survive such termination, (ii) no party will be relieved from any liabilities or damages for actual fraud or for any willful and material breach of the Merger Agreement prior to such termination, and such party will be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such fraud or willful and material breach (which will include, in the case of a breach by Parent or Purchaser, liability to AspenTech for loss of economic benefits to AspenTech, including as a result of any foregone opportunities, or damages based on lost stockholder premium) and (iii) no such termination will relieve any party of its obligation to pay the Termination Fee (as defined below), if, as and when required pursuant to the terms of the Merger Agreement.
Termination Fee
AspenTech has agreed to pay Parent a termination fee of $221 million in immediately available funds within one business day after termination (the “Termination Fee”) if:
•	Parent terminates the Merger Agreement for an Adverse Recommendation Change;
•
Parent terminates the Merger Agreement because AspenTech has intentionally and materially breached its obligations under the provisions of the Merger Agreement pertaining to its obligations under the no solicitation provisions of the Merger Agreement; or

•
either party terminates the Merger Agreement because the Acceptance Date has not occurred by the End Date, or Parent terminates the Merger Agreement due to AspenTech’s breach of its representations, warranties or covenants in the Merger Agreement, an alternative proposal for AspenTech has been publicly announced or otherwise communicated to the AspenTech Board or the Special Committee and such alternative proposal has not been publicly and unconditionally withdrawn prior to such termination, and within 12 months after the date of such termination, AspenTech enters into a definitive agreement with respect to, recommends to its stockholders, or consummates, an alternative acquisition proposal.

Each party to the Merger Agreement has agreed that where payment of the Termination Fee by AspenTech is required under the Merger Agreement, upon such payment, the payment of the Termination Fee (and, if applicable, costs and expenses incurred to collect the Termination Fee) in accordance with the Merger Agreement will be the exclusive remedy of Parent and Purchaser and their respective affiliates against AspenTech or any of its subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, agents, consultants or other representatives for any damages suffered or incurred as a result of or in connection with any breach of any representation or warranty or failure to perform any covenant or agreement under the Merger Agreement or the failure of the Transactions to be consummated and upon payment of such amount, none of AspenTech, its subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, agents, consultants or other representatives will have any further liability relating to or arising out of the Merger Agreement or the Transactions.
Stock Exchange Delisting and Deregistration
Prior to the Effective Time, AspenTech will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares under the Exchange Act from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in no event more than ten days after the Closing.

Amendment and Waiver
The Merger Agreement provides that to the fullest extent permitted by law, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Acceptance Date, there will be no amendment or waiver that would decrease the Offer Price or the Merger Consideration.
The Merger Agreement further provides that no failure or delay by any party in exercising any right, power or privilege thereunder will operate as a waiver nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Merger Agreement will be cumulative and not exclusive of any rights or remedies provided by applicable law.
Specific Performance
The Merger Agreement provides that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with the terms thereof and that the parties to the Merger Agreement will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each party to the Merger Agreement has agreed to waive any requirement for the securing or posting of any bond in connection with such remedy.
Expenses
Except as otherwise provided in the Merger Agreement, all costs and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs or expenses.
Offer Conditions
The conditions to the Offer are described in Section 22—“Conditions of the Offer.”
21.	Source and Amount of Funds
The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger pursuant to the Merger Agreement and to purchase all of the Shares (other than the Excluded Shares) pursuant to the Offer and the Merger Agreement will be approximately $7.2 billion at or prior to the Closing. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s cash on hand and debt financing.
Purchaser does not believe its financial condition is relevant to AspenTech stockholders’ decision whether to tender their Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) if the Offer is consummated, Purchaser will acquire all remaining Shares for the same price in the Merger, and (iv) Parent and/or one or more of its affiliates has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered in the Offer (and not validly withdrawn) on the terms set forth in this Offer to Purchase and to acquire the remaining outstanding Shares in the Merger.
22.	Conditions of the Offer.
The obligation of Purchaser to accept for payment and pay for the Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for any Shares if any of the following conditions are not satisfied:
immediately prior to the expiration of the Offer,
(1)	there has been validly tendered and not validly withdrawn Shares (excluding (1) Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in

Section 251(h)(6) of the DGCL) and (2) Shares owned by Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers), that represent at least one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (excluding, for the purposes of calculating the total number of Shares outstanding under this condition, Shares owned by Parent and its subsidiaries, Parent’s and its subsidiaries’ directors and officers, and AspenTech’s directors and officers) (i.e., the Unaffiliated Tender Condition);
(2)
AspenTech has delivered to Parent a certificate signed by an executive officer of AspenTech dated as of the date on which the Offer expires certifying that the conditions to the Offer specified in paragraphs (5), (6) and (7) have been satisfied;

(3)	no applicable law prohibits the consummation of the Transactions;
(4)
no applicable law in any jurisdiction in which Parent or AspenTech (together with their respective subsidiaries) have material assets, operations or revenues is in force and effect that would impose a Burdensome Condition (including any Burdensome Condition that would come in effect at the Closing) and no action by any governmental authority in any such jurisdiction seeking to impose a Burdensome Condition is pending;

(5)	AspenTech has performed in all material respects all of its obligations under the Merger Agreement;
at all times prior to the expiration of the Offer,
(6)
(a) certain representations and warranties of AspenTech in the Merger Agreement with respect to capitalization are true and correct, subject only to de minimis exceptions, at and as of the Expiration Date as though made on and as of such date and time (or, if such representations and warranties are given as of another specific date, at and as of such date), (b) certain representations and warranties of AspenTech in the Merger Agreement with respect to corporate existence, corporate authorization, capitalization, subsidiaries, finders’ fees and opinion of financial advisor are true and correct in all material respects at and as of the Expiration Date as though made on and as of such date and time (or, if such representations and warranties are given as of another specific date, at and as of such date), (c) the representations and warranties of AspenTech in the Merger Agreement with respect to the absence of certain changes are true and correct in all respects at and as of the Expiration Date as though made on and as of such date and time and (d) the other representations and warranties of AspenTech in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, are true and correct at and as of the date of the Merger Agreement and at and as of the Expiration Date as if made at and as of the Expiration Date (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (d) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(7)
there has not occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(8)	the Merger Agreement has not been terminated in accordance with its terms (i.e., the Termination Condition) (collectively, the “Offer Conditions”).
Subject to the terms and conditions of the Merger Agreement, the foregoing Offer Conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC and except with respect to the Unaffiliated Tender Condition and the Termination Condition, may be waived by Parent or Purchaser, in whole or in part, at any time, at the sole discretion of Parent or Purchaser.
23.	Dividends and Distributions
The Merger Agreement provides that AspenTech will not, between the date of the Merger Agreement and the Effective Time, declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any AspenTech securities. See Section 20—“Summary of the Merger Agreement—Conduct of Business Pending the Merger.”

24.	Certain Legal Matters; Regulatory Approvals
General
Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by AspenTech with the SEC and other information regarding AspenTech, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of AspenTech and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “—State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to AspenTech’s or Parent’s business or that certain parts of AspenTech’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 22—“Conditions of the Offer.”
Antitrust
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by Purchaser in the Offer or the Merger is subject to such requirements because Parent currently owns Shares representing more than 50% of AspenTech’s outstanding voting securities, which means that Parent is in “control” of AspenTech for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by Purchaser pursuant to the Offer or the Merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or AspenTech. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by Purchaser pursuant to the Offer or the Merger will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.
Stockholder Approval Not Required
AspenTech has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by AspenTech and the consummation by AspenTech of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of AspenTech other than satisfaction of the Unaffiliated Tender Condition, and no vote of the holders of Shares is required to approve and adopt the Merger Agreement. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of AspenTech to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. Parent currently owns 57.4% of all outstanding Shares. Because Parent holds a sufficient number of Shares, AspenTech will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the conditions set forth in the Merger Agreement, Purchaser, Parent and AspenTech will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of AspenTech in accordance with Section 251(h) the DGCL. See Section 20—“Summary of the Merger Agreement.”
State Takeover Laws
A number of states (including Delaware, where AspenTech is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person or group who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. However, AspenTech has opted out of Section 203 and therefore the provisions of Section 203 are inapplicable to AspenTech. While the certificate of incorporation of AspenTech includes a provision substantially similar to Section 203 of the DGCL, such provision excludes Parent and its affiliates from the definition of an “interested stockholder.”
AspenTech has represented to us in the Merger Agreement that it has taken all actions necessary to exempt the Transactions (including the Merger) and the Merger Agreement from Section 203 of the DGCL, and any other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the Transactions, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 22—“Conditions of the Offer.”
Appraisal Rights
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, the holders of record of Shares immediately prior to the Effective Time AspenTech who (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder of Shares” are to the record holder of Shares immediately prior to the Effective Time as to which appraisal rights are asserted. Under Delaware law, the procedures to properly demand and perfect appraisal rights must be carried out by, and in the name of, those registered as the holders of record of Shares. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, and who wishes to demand appraisal rights, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, AspenTech may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL (and Section 114 of the DGCL, if applicable) may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Stockholders wishing to exercise the right to seek an appraisal of their Shares must do ALL of the following:
•
the stockholder must, within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and 20 days after the mailing of the Schedule 14D-9, deliver to AspenTech a written demand for appraisal of their Shares, which demand must reasonably inform AspenTech of the identity of the stockholder and that the stockholder is demanding appraisal;

•	the stockholder must not tender his, her or its Shares pursuant to the Offer; and
•	the stockholder must continuously hold the Shares from the date of making the demand through the Effective Time.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. Any stockholder who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.
Only a holder of record of Shares issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the Shares registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stock certificate(s). The demand must reasonably inform AspenTech of the identity of the stockholder and state that the stockholder intends to demand appraisal of his, her or its Shares.
If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent of two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds Shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the Shares continuously held for one or more beneficial owners through the Effective Time while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, however, the written demand should comply with the requirements of Section 262 of the DGCL, identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation, set forth the number of Shares issued and outstanding immediately prior to the Effective Time as to which appraisal is sought, and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares that are held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS. IF A STOCKHOLDER HOLDS HIS, HER OR ITS SHARES THROUGH A BROKER WHO IN TURN HOLDS THE STOCKHOLDER’S SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE SUCH AS CEDE & CO., A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS RECORD HOLDER.
If the Merger is consummated pursuant to Section 251(h) of the DGCL, within ten days after the Effective Time, the Surviving Corporation must send an additional notice of the Effective Time to all of AspenTech’s stockholders who are entitled to appraisal rights and who have delivered a written demand for appraisal to AspenTech in accordance with Section 262 of the DGCL. Within 120 days after the Effective Time, the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery, with a copy served upon the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the “fair value” of the Shares held by all dissenting stockholders. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so. If a petition for appraisal is not timely filed, all stockholders’ appraisal rights will cease.
Stockholders who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the Surviving Corporation, upon request given in writing (or by electronic transmission), a statement setting forth the aggregate number of Shares not tendered into the Offer and with respect to which the Surviving Corporation has received demands for appraisal, and the aggregate number of holders of those Shares. A person who is the beneficial owner of Shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Surviving Corporation the statement described in the previous sentence. The Surviving Corporation must mail this statement to the stockholder within the later of ten days of receipt of the request or ten days after expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served on the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their Shares and with whom agreements as to the value of their Shares have not been reached by the Surviving Corporation. After notice to stockholders who demanded appraisal of their Shares as may be required by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby.
The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated Shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If any stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to that stockholder.
The Delaware Court of Chancery will thereafter determine the “fair value” of the Shares held by stockholders who have complied with Section 262 of the DGCL, exclusive of any element of value arising from the accomplishment or expectation of the Merger, but together with the interest, if any, to be paid on the amount determined to be “fair value.” Such interest rate shall accrue from the Effective Time through the date of payment of the judgment, compounded quarterly, and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown.
In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” The Delaware Court of Chancery may determine the “fair value” of the Shares to be more than, less than or equal to the Merger Consideration that the stockholders would otherwise receive under the Merger Agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the Merger Consideration described in the Merger Agreement.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts), and those costs may be taxed upon the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) of the DGCL who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of the expenses, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all Shares entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL.
The “fair value” of the Shares as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration described in the Merger Agreement. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, “fair value” under Section 262 of the DGCL. No representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration.
Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the Effective Time, vote the Shares subject to the demand for any purpose or receive any dividends or other distributions on those Shares, except dividends or other distributions payable to holders of record of Shares as of a record date prior to the Effective Time.
If no petition for appraisal is filed within 120 days after the Effective Time, or if a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the terms offered in the Merger within 60 days after the Effective Time, then the right of the stockholder to appraisal will cease. Any attempt to withdraw made more than 60 days after the Effective Time will require the Surviving Corporation’s written approval, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger

Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s Shares will be converted into the right to receive the Merger Consideration described in the Merger Agreement.
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that AspenTech stockholders exercise appraisal rights under Section 262 of the DGCL.
Legal Proceedings Relating to the Tender Offer
None.
25.	Fees and Expenses
Parent has retained the Depository and the Information Agent in connection with the Offer. The Depository and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
The following is an estimate of fees and expenses to be incurred by Parent and/or Purchaser in connection with the Offer:

Description	Amount
Financial advisory fees and expenses	$70,000,000
Legal fees and expenses	3,000,000
SEC filing fees	1,127,752.71
Printing and mailing costs	210,000
Information Agent fees and expenses	180,000
Total	$74,517,752.71

In addition, AspenTech will incur its own fees and expenses in connection with the Offer. AspenTech will not pay any of the fees and expenses to be incurred by Parent and/or Purchaser.
26.	Miscellaneous.
The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of

Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 18—“Certain Information Concerning AspenTech” under “Available Information.”
The Offer does not constitute a solicitation of proxies for any meeting of AspenTech’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depository or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, AspenTech or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Emerson Electric Co.
EMR Holdings, Inc.
EMR Worldwide Inc.
EMR US Holdings LLC
Emersub CXV, Inc.
February 10, 2025

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE
EXECUTIVE OFFICERS OF PURCHASER, EMR US HOLDINGS LLC, EMR WORLDWIDE INC., EMR HOLDINGS, INC. AND PARENT
The common business address and telephone number for all the directors and executive officers of Parent, EMR Holdings, Inc., EMR Worldwide Inc., EMR US Holdings LLC and Purchaser is as follows:
c/o Emerson Electric Co.
8027 Forsyth Boulevard
St. Louis, Missouri 63105
Telephone number: (314) 553-2000
1.	Directors and Executive Officers of Purchaser
The following table sets forth information about the directors and executive officers of Purchaser as of February 7, 2025.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Vincent M. Servello United States of America Director and President
Mr. Servello is currently a Vice President of Strategy and Corporate Development at Parent and has served in this position since March 2021. Prior to his current role, Mr. Servello served as Vice President of Strategic Business Units from October 2020 to March 2021, and as Vice President of Configured Products from May 2019 to October 2020.

James H. Thomasson United States of America Director, Vice President & Treasurer	Mr. Thomasson is currently a Vice President and Treasurer at Parent and has served in this position since October 2015.

John A. Sperino United States of America Director, Vice President & Secretary	Mr. Sperino is currently a Vice President of Governance & Securities and an Assistant Secretary at Parent and has served in this position since February 2018.

Christopher J. Cassulo United States of America Assistant Treasurer
Mr. Cassulo is currently a director of State & Local Taxes at Parent and has served in this position since October 2022. Prior to his current position, Mr. Cassulo held the position of Senior Manager, State and Local Taxes from September 2018 to October 2022.

2.	Managers and Executive Officers of EMR US Holdings LLC
The following table sets forth information about the managers and executive officers of EMR US Holdings LLC as of February 7, 2025.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
John A. Sperino United States of America Manager, President & Secretary	Mr. Sperino is currently a Vice President of Governance & Securities and an Assistant Secretary at Parent and has served in this position since February 2018.

James H. Thomasson United States of America Vice President & Treasurer	Mr. Thomasson is currently a Vice President & Treasurer at Parent and has served in this position since October 2015.

Kirk A. Wippermann United States of America Manager	Mr. Wippermann is currently a Vice President of International Tax at Parent and has served in this position since October 2019.

3.	Directors and Executive Officers of EMR Worldwide Inc.
The following table sets forth information about the directors and executive officers of EMR Worldwide Inc. as of February 7, 2025.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
John A. Sperino United States of America Director, President & Secretary	Mr. Sperino is currently a Vice President of Governance & Securities and an Assistant Secretary at Parent and has served in this position since February 2018.

James H. Thomasson United States of America Director, Treasurer	Mr. Thomasson is currently a Vice President & Treasurer at Parent and has served in this position since October 2015.

Kirk A. Wippermann United States of America Director, Vice President & Assistant Treasurer	Mr. Wippermann is currently a Vice President of International Tax at Parent and has served in this position since October 2019.

4.	Directors and Executive Officers of EMR Holdings, Inc.
The following table sets forth information about the directors and executive officers of EMR Holdings, Inc. as of February 7, 2025.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Christopher J. Cassulo United States of America Director and President
Mr. Cassulo is currently a director of State & Local Taxes at Parent and has served in this position since October 2022. Prior to his current position, Mr. Cassulo held the position of Senior Manager, State and Local Taxes from September 2018 to October 2022.

John A. Sperino United States of America Director, Vice President & Secretary	Mr. Sperino is currently a Vice President of Governance & Securities and an Assistant Secretary at Parent and has served in this position since February 2018.

Kirk A. Wippermann United States of America Director	Mr. Wippermann is currently a Vice President of International Tax at Parent and has served in this position since October 2019.

5.	Directors and Executive Officers of Parent
The following table sets forth information about the directors and executive officers of Parent as of February 7, 2025.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark A. Blinn United States of America Director
Mr. Blinn served as the Chief Executive Officer and President of Flowserve Corp. (located at: 5125 N. O’Connor Blvd., Suite 700, Irving, Texas 75062 USA), whose principal business is manufacturing and aftermarket services for comprehensive flow control systems, from October 2009 to March 2017. He previously served at Flowserve as Chief Financial Officer from 2004 to 2009 and in the additional role of Head of Latin America from 2007 to 2009. Prior to Flowserve, Mr. Blinn served in senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Leticia Gonçalves Lourenco United States of America Director
Ms. Gonçalves has served as President of Precision Fermentation and ADM Ventures at Archer Daniels Midland Company (located at: 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601 USA), whose principal business is food processing and ingredient production, since November 2023. Prior to her current role, Ms. Gonçalves held several other leadership roles at Archer Daniels Midland Company, including as President of Global Foods and Specialty Ingredients from May 2021 to November 2023 and President of Global Specialty Ingredients from February 2020 to March 2021. She previously held a management role at Monsanto, now part of Bayer, where she spent more than 20 years with roles in digital solutions, commercial operations, international management and technology development, including her service as Senior Vice President and U.S. Division Head at Bayer from September 2018 to January 2020 and President, Europe and Middle East at Monsanto from August 2014 to August 2018. Ms. Gonçalves also serves on the board of directors of Believer Meats, a leader in cultivated meat technology. She also participates in the Conference Board’s Global Women’s Leaders Council in Europe.

James M. McKelvey United States of America Director
Mr. McKelvey has founded several companies, including co-founding Block, Inc. (formerly known as Square) and founding Invisibly, Inc. He also has served as a General Partner at Fintop Capital (located at: 7701 Forsyth Blvd, Suite 1000, St. Louis, MO 63105), whose principal business is venture capital investment focused on early-stage financial technology companies, since August 2017. Mr. McKelvey is also the Chair of the St. Louis Federal Reserve Bank’s Board of Directors and a trustee of Washington University in St. Louis.

James S. Turley United States of America Director
Mr. Turley served as Chairman and Chief Executive Officer of Ernst & Young (located at: 1 Manhattan W 401 9TH Ave New York, NY, 10001), whose principal business is providing professional services, including auditing, tax and transaction advisory services, from 2001 to June 30, 2013. He also previously served as a director and member of the Audit, Executive and Risk Management Committees of Citigroup, Inc.; as a director and member of the Audit and Governance Committees of Northrop Grumman Corporation; and as a director and Chair of the Compensation Committee of Precigen, Inc.

Joshua B. Bolten United States of America Director
Mr. Bolten has served as the Chief Executive Officer of the Business Roundtable (located at: 1000 Maine Avenue SW, Suite 500, Washington, DC 20024 ), whose principal business is to promote public policy initiatives by chief executive officers, since January 2017, and serves as a member of the Boards of the U.S. Holocaust Memorial Museum, the ONE Campaign and Princeton University. Prior to January 2017, Mr. Bolten served as Managing Director of Rock Creek Global Advisors, an international advisory firm. He also previously held positions as White House Chief of Staff to President George W. Bush; Director of the Office of Management and Budget; White House Deputy Chief of Staff; General Counsel to the U.S. Trade Representative; and Chief Trade Counsel to the U.S. Senate Finance Committee.

Surendralal (Lal) L. Karsanbhai United States of America Director, President and Chief Executive Officer
Mr. Karsanbhai has been President and Chief Executive Officer of Parent since 2021. Prior to being named Chief Executive Officer, Mr. Karsanbhai led Parent’s Automation Solutions business, a position he held from October 2018 to February 2021. Mr. Karsanbhai began his career at Parent

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

in 1995 as an international planner. He held a number of business development positions of increasing responsibility before being appointed director of corporate planning in 1999. He served as vice president of the regulator technologies business from 2002 until 2005, when he moved to Gallardon, France, as vice president and general manager of natural gas. Mr. Karsanbhai was named president of Parent’s Fisher regulator technologies in 2008. In 2012, he moved to the role of vice president of planning, which he held until 2014. Mr. Karsanbhai served as president of Parent’s former Network Power business in Europe, Middle East and Africa from 2014 until 2016, when he was named group president of Parent’s Rosemount Measurement & Analytical. He held this role until his appointment as leader of Automation Solutions in 2018. Mr. Karsanbhai currently serves as the Deputy Chair of the Federal Reserve Bank of St. Louis and on the board of the US-China Business Council. He is also a member of Business Roundtable and the Washington University, Olin Business School National Council.

Lori M. Lee United States of America Director
Ms. Lee has served as the Chief Executive Officer of AT&T Latin America (located at: 208 S Akard ST, Dallas TX 75202), whose principal business is telecommunication services, since August 2017. Ms. Lee previously served as Senior Executive Vice President and Global Marketing Officer, AT&T Inc. from April 2015 through July 2017, Senior Executive Vice President - Home Solutions, AT&T Inc. from April 2013 through March 2015, Executive Vice President - Home Solutions, AT&T Inc., Chief Marketing Officer - Home Solutions, AT&T Services, Inc., Senior Vice President - Small Business Marketing, AT&T Services, Inc., Senior Vice President - Customer Care, AT&T Operations, Inc., Senior Vice President - Corporate Strategy, AT&T Operations, Inc. and Senior Vice President - Strategic Planning, AT&T Operations, Inc. Ms. Lee has also been a licensed Certified Public Accountant and has held numerous Vice President of Finance positions.

Martin S. Craighead United States of America Director
Mr. Craighead previously served as Chairman of Baker Hughes (located at: 575 N. Dairy Ashford Rd., Suite 100, Houston, Texas 77079 USA), whose principal business is providing services and products to the energy and industrial sectors, from April 2013 to July 2017; as Chief Executive Officer of Baker Hughes from January 2012 to July 2017; and as President of Baker Hughes from July 2010 to July 2017. He first joined Baker Hughes in 1986 and was its Chief Operating Officer from 2009 to 2012 and Group President of drilling and evaluation from 2007 to 2009. He also served as President of INTEQ from 2005 to 2007 and President of Baker Atlas from February 2005 to August 2005. Mr. Craighead was also the Vice Chairman of Baker Hughes from July 2017 to May 2019.

Gloria A. Flach United States of America Director
Ms. Flach has served on the board of advisors at Loyola University, Maryland (located at: 4501 N. Charles St., Baltimore, MD 21210), whose principal business is education, since July 2009. Ms. Flach previously served as Chief Operating Officer of Northrop Grumman Corporation (“NGC”) from January 2016 through December 2017, overseeing and enhancing program execution, risk management and operational excellence across the company, which included the organization’s IT function and enterprise cybersecurity risk mitigation. She also previously served as a member of the Corporate Policy Council at NGC, as President of the

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Electronic Systems Sector from January 2013 through December 2015 and as President of Enterprise Shared Services from March 2010 through December 2012.

Matthew S. Levatich United States of America Director
Mr. Levatich previously served as President and Chief Executive Officer of Harley-Davidson (located at: 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208 USA), whose principal business is manufacturing motorcycles, from May 2015 to March 2020; as President and Chief Operating Officer of Harley-Davidson Motor Company, Inc. from 2009 to May 2015; as President and Managing Director of MV Agusta Motor S.p.A., a subsidiary of Harley-Davidson, Inc.; and as Vice President and General Manager, Parts & Accessories and Custom Vehicle Operations of Harley-Davidson, Inc. He also served on the Dean’s Advisory Council for the Robert R. McCormick School of Engineering and Applied Sciences at Northwestern University.

Calvin G. Butler, Jr. United States of America Director
Mr. Butler has served as President and Chief Executive Officer of Exelon Corporation (located at: 10 South Dearborn Street, Chicago, Illinois 60680 USA), whose principal business is providing energy delivery services, since January 2023. He leads Exelon’s Executive Committee and is a member of its Board of Directors. Prior to his role as Chief Executive Officer, Mr. Butler was President and Chief Operating Officer from October 2022 to December 2022, with responsibilities for Exelon’s six local energy companies. At Exelon, he also previously served as Senior Executive Vice President and Chief Operating Officer from October 2021 to October 2022, Senior Executive Vice President and Chief Executive Officer of Exelon Utilities from 2019 to 2022, and Chief Executive Officer of Baltimore Gas and Electric Company from 2014 to 2019. Before joining Exelon in 2008, Mr. Butler held senior leadership roles at R.R. Donnelley and prior to that, worked in government affairs, legal and strategy at Central Illinois Light Company. Mr. Butler also serves as chair of the Cal Ripken Sr. Foundation, serves as vice chair of the Board of Directors for the Edison Electric Institute and the Institute of International Education and is on the Board of Governors for Argonne National Laboratory.

Michael J. Baughman United States of America Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Mr. Baughman has served as Executive Vice President and Chief Financial Officer of Parent since May 2023. Mr. Baughman has also served as Chief Accounting Officer of Parent since October 2017. Mr. Baughman joined Parent in 2017 as Vice President and Controller. Prior to joining Parent, Mr. Baughman held a variety of corporate finance and accounting roles of increasing responsibility over 14 years at Baxter International. Mr. Baughman also worked with PricewaterhouseCoopers for 16 years, where he was named a partner and specialized in transactions and auditing. Mr. Baughman also serves on the investment committee for the Saint Louis Science Center.

Ram R. Krishnan United States of America Executive Vice President and Chief Operating Officer
Mr. Krishnan has served as Executive Vice President and Chief Operating Officer of Parent since February 2021. He is a member of Parent’s Office of the Chief Executive. Mr. Krishnan joined Parent in 1994 as a project engineer. He became vice president of marketing and business development for valve automation in 2000, adding technology oversight of the business to his role in 2003. He was named vice president and general manager of gas chromatographs in 2004, a role he held until 2005, when he became president of analytical liquid for Parent. He became president of

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

refrigeration for Parent in 2007 before being named president of Climate Technologies in Asia in 2011, serving in Hong Kong. Mr. Krishnan later served as vice president of profit planning and perfect execution in 2015, a role he held until 2016, when he became group president of flow solutions. He was named chief operating officer of final control in January 2017 and became the group president of final control in November 2017, following the acquisition of Pentair’s valves and controls business, until his appointment as Chief Operating Officer.

Peter Zornio United States of America Senior Vice President and Chief Technology Officer
Mr. Zornio has served as Senior Vice President and Chief Technology Officer of Parent and is also a member of Parent’s Office of the Chief Executive since December 2022. Mr. Zornio joined Parent in 2006. In past roles at Parent, Mr. Zornio served on the executive management team of Parent’s Automation Solutions business from July 2017 to November 2022 and led development for Parent’s comprehensive automation systems and software portfolio, including the company’s Plantweb digital ecosystem and Industrial Internet of Things solutions and strategies, as well as Automation Solution’s marketing team. Mr. Zornio currently serves on the board of directors of Emerson Ventures, Parent’s corporate venture capital arm.

Michael Tang United States of America Senior Vice President, Secretary and Chief Legal Officer
Mr. Tang has served Senior Vice President, Secretary and Chief Legal Officer of Parent and is also a member of Parent’s Office of the Chief Executive since January 2024. Prior to joining Parent in 2023, he held the role of Senior Vice President, General Counsel and Secretary of Agilent Technologies Inc. from January 2016 to December 2023, where he worked since 2006.

Vidya Ramnath Singapore Senior Vice President and Chief Marketing Officer
Ms. Ramnath is Senior Vice President and Chief Marketing Officer of Parent. Ms. Ramnath joined the company in 1994 as a manufacturing engineer for Rosemount in Singapore. Subsequently, she served as senior manager of customer care for Parent’s Flow business in Asia Pacific and the director of marketing for Rosemount. She became the vice president of marketing for Emerson Asia Pacific in 2010 along with business leadership for Parent’s wireless portfolio. In 2016, Ms. Ramnath became vice president of Plantweb Solutions and Services in the global sales organization and was named vice president of Asia Pacific for measurement and analytical in 2017. In 2019, she was promoted to president of Middle East and Africa for Parent, a role she held until her June 2023 appointment as Chief Marketing Officer.

Lisa A. Flavin United States of America Senior Vice President, Chief Transformation and Chief Compliance Officer
Ms. Flavin is Senior Vice President, Chief Transformation and Chief Compliance Officer at Parent. Ms. Flavin joined Parent in 1998 as director of internal audit. She was promoted to auditor general in February 2000, before being appointed vice president of audit in October 2000. She became chief compliance officer in 2011, and was appointed to Parent’s Office of the Chief Executive in 2021. She assumed the additional role of Chief Transformation Officer in 2023. Prior to joining Parent, Ms. Flavin held roles as the chief financial officer for the U.S. operations of Hüls Degussa AG and as an audit senior manager of Ernst & Young. Ms. Flavin serves on the board of directors and is chair of the audit committee of Caleres, Inc. and BJC Healthcare. She is also a member of the board of directors of the United States Chamber of Commerce. Ms. Flavin has served on the professional accounting advisory board at Washington University and is on the executive committee of The Conference Board’s

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Council of Chief Audit Executives. In 2004, she was selected by the U.S. Securities and Exchange Commission to participate on a panel determining the implementation of the Sarbanes-Oxley law. Additionally, Ms. Flavin serves as a member of the board of advisors of the Saint Louis Priory School and the board of directors and executive committee of Boys Hope Girls Hope.

Michael H. Train United States of America Senior Vice President and Chief Sustainability Officer
Mr. Train has served as Senior Vice President and Chief Sustainability Officer of Parent since March 2021. Mr. Train is also a member of Parent’s Office of the Chief Executive. From 2018 to March 2021, Mr. Train served as President of Parent, where he oversaw software and digital technology development, major investments, international growth and global shared service organizations. Mr. Train began his career at Parent in 1991, starting as an international planner, and was promoted to vice president of planning and development for Emerson Asia-Pacific in 1994. He became president of Emerson in Japan and Korea in 1996, before leading Parent’s planning group from 1997 to 2002 as corporate vice president of planning and international. In 2002, Mr. Train was named president of Emerson Process Management Asia-Pacific, a role he held until 2008. From 2008 to 2010, Mr. Train served as president of the Rosemount business. From October 2010 to April 2016, Mr. Train served as president of global sales for Emerson Process Management. In April 2016, Mr. Train was named executive president of Emerson’s Automation Solutions business, managing strategy and operations for one of the company’s two business platforms. Mr. Train currently serves as chairman of the board of trustees at Ranken Technical College and on Cornell University’s Samuel Curtis Johnson Graduate School of Management Advisory Council.

Nicholas J. Piazza United States of America Senior Vice President and Chief People Officer
Mr. Piazza has served as Parent’s Senior Vice President and Chief People Officer since August 2023 and is a member of Parent’s Office of the Chief Executive. He also serves as executive sponsor of Parent’s Diverse Abilities employee resource group. During his 19-year career with Parent, Mr. Piazza has served in eight roles. He joined Parent in 2004 and served in human resources management and executive roles with increasing responsibilities at four U.S. locations over a 10-year period. From 2014-2016, Mr. Piazza served as vice president of human resources for the Europe, Middle East and Africa region for Parent’s Network Power business and as general manager of a Munich-based business. After Parent sold the Network Power business in 2016, Mr. Piazza stayed on with the new company Vertiv as vice president of human resources in EMEA for seven months. In July 2017, Mr. Piazza rejoined Parent as the Singapore-based vice president of human resources in Asia-Pacific for Parent’s Automation Solutions business. In August 2021, Mr. Piazza was promoted to vice president of global talent and oversaw enterprise-wide talent management activities until his appointment as Chief People Officer. Mr. Piazza serves on the board of directors for the St. Louis chapter of the Juvenile Diabetes Research Foundation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth (i) certain information with respect to the Shares beneficially owned by Parent, EMR Holdings, Inc., EMR Worldwide Inc., EMR US Holdings LLC, Purchaser and, to the best of their knowledge, their respective directors and officers, and, in the case of Parent, controlling stockholders and (ii) the purchases of Shares by Parent, EMR Holdings, Inc., EMR Worldwide Inc., EMR US Holdings LLC, Purchaser and, to the best of their knowledge, their respective directors and officers, and, in the case of Parent, controlling stockholders during the past sixty days. The security ownership information in the table below is given as of February 7, 2025 and, in the case of percentage ownership information, is based on 63,308,360 Shares outstanding as of February 3, 2025. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below).

Securities Ownership
Filing Person	Number	Percent	Securities Transaction for Past 60 Days
Parent	36,307,514	57.4%	—
EMR Holdings, Inc.	36,307,514	57.4%	—
EMR Worldwide Inc.	36,307,514	57.4%	—
EMR US Holdings LLC	36,307,514	57.4%	—
Emersub CXV, Inc.	—	—	—
Calvin G. Butler, Jr.	—	—	—
Christopher J. Cassulo	—	—	—
Gloria A. Flach	—	—	—
James H. Thomasson	—	—	—
James M. McKelvey	—	—	—
James S. Turley	—	—	—
John A. Sperino	—	—	—
Joshua B. Bolten	—	—	—
Kirk A. Wippermann	—	—	—
Leticia Gonçalves Lourenco	—	—	—
Lisa A. Flavin	—	—	—
Lori M. Lee	—	—	—
Mark A. Blinn	—	—	—
Martin S. Craighead	—	—	—
Matthew S. Levatich	—	—	—
Michael J. Baughman	—	—	—
Michael H. Train	—	—	—
Michael Tang	—	—	—
Nicholas J. Piazza	—	—	—
Peter Zornio	—	—	—
Ram R. Krishnan	—	—	—
Surendralal (Lal) L. Karsanbhai	—	—	—
Vidya Ramnath	—	—	—
Vincent M. Servello	—	—	—
All directors, officers and controlling stockholders of Parent and Purchaser as a group(1)	36,307,514	57.4%	—

(1)
The Shares owned by Parent, EMR Holdings, Inc., EMR Worldwide Inc., EMR US Holdings LLC or Purchaser are not included in the Shares beneficially owned by their respective directors and officers, and, in the case of Parent, controlling stockholders.

The Letter of Transmittal and any other required documents should be sent by each stockholder of AspenTech or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depository for the Offer as follows:

Equiniti Trust Company, LLC

By Mail: 55 Challenger Road, Suite #200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	By Overnight Courier: 55 Challenger Road, Suite #200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free:
(877) 456-3524 (from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers may call collect: (212) 750-5833